Exhibit 10.37

EQUITY JOINT VENTURE CONTRACT

BETWEEN

SHANGHAI PERFECT JINQIAO UNITED DEVELOPMENT

COMPANY, LTD.

PEOPLE’S REPUBLIC OF CHINA

AND

NACCO MATERIALS HANDLING GROUP, INC.

U.S.A.

AND

SUMITOMO-YALE COMPANY, LTD.

JAPAN

NOVEMBER 27, 1997

-i-

TABLE OF CONTENTS

(Continued)

EXHIBIT A – PRODUCT TECHNOLOGY AND TRADEMARK USE AGREEMENT

EXHIBIT B – SALES AND SUPPLY AGREEMENTS

EXHIBIT C – HYSTER SHANGHAI EXPORT GUIDING PRINCIPLES

ARTICLE 1.0 GENERAL PROVISIONS

In accordance with the “Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment,” The Regulations of the People’s Republic of China on the Registration and Administration of Joint Venture using Chinese and Foreign Investment, and other relevant Chinese laws and regulations and subject to the terms and conditions set forth herein, Shanghai Perfect Jinqiao United Development Co., Ltd., an enterprise legal person duly formed and existing under the Laws of The People’s Republic of China, located in Shanghai, The People’s Republic of China; AND, NACCO Materials Handling Group, Inc., a corporation registered in the United States of America; AND, Sumitomo-Yale Company, Ltd., a corporation registered in Japan; adhering to the principles of equality and mutual benefit and through friendly consultations, hereby agree to form a joint venture limited liability company in Shanghai, People’s Republic of China, and to the provisions which follow:

ARTICLE 2.0 DEFINITIONS

Unless indicated otherwise, the following terms will have the meanings described below when used in this Contract.

“Affiliate” shall mean any company other than the Joint Venture Company which directly or indirectly controls or is controlled by or is under common control with Party A, Party B, or Party C. The term “control” shall mean ownership, directly or indirectly, of shares entitled to elect not less than fifty percent (50%) of the directors of a company.

“Articles of Association” shall mean the Articles of Association of the Joint Venture Company.

“Examination and Approval Authority” shall mean the Shanghai Pudong New Area District Administration Commission.

“China” and “the PRC” shall each mean the People’s Republic of China.

“Chinese Law” shall mean any and all published and publicly available authorized decrees, rules and regulations of the Government of the People’s Republic of China which are applicable to this Contract or the Joint Venture Company, whether issued by central, provincial, municipal or other subdivisions thereof.

“Confidential Information” shall mean all technical and engineering, construction, economic, financial, sales, marketing and other confidential information developed or owned by Party A, Party B, Party C, Affiliates of any party, or the Joint Venture Company and provided in writing or orally by Party A, Party B, Party C, or Affiliates of any party in connection with the negotiation of this Joint Venture Contract or the implementation of this Joint Venture Contract, or developed by the Joint Venture Company.

“Senior Manager” or “Senior Management” shall mean the following positions: General Manager, Assistant General Manager, Human Resources Manager, Marketing Manager, Financial Manager, Logistics Manager and Manufacturing/Engineering Advisor. The Board of

Directors may re-define these positions by a majority vote, based on recommendations of the General Manager of the Joint Venture Company.

“Joint Venture Company” shall mean the company to be formed by this Contract.

“Joint Venture Term” shall have the meaning set out in Article 15.1 of this Contract.

“Joint Venture Contract” or “Contract” shall mean this document, and the agreement of the parties which is contained in it.

“Board of Directors” shall mean the Board of Directors of the Joint Venture Company to be formed by this Contract.

ARTICLE 3.0 PARTIES TO THE JOINT VENTURE COMPANY

Parties to this Contract are as follows:

A.	Shanghai Perfect Jinqiao United Development Corporation (hereinafter referred to as Party A), its legal address is 190 Yuansheng Road, Pudong New Area, Shanghai, People’s Republic of China,

Legal representative: Position: Nationality:	Wang Zhuxiang General Manager Chinese

B.	NACCO Materials Handling Group, Inc., (hereinafter referred to as Party B), registered with the State of Delaware, United States of America, its legal address at 2701 NW Vaughn, Portland, Oregon, 97201 USA.

Legal representative: Position: Nationality:	Reginald R. Eklund President & CEO United States

C.	Sumitomo-Yale Company, Ltd. (hereinafter referred to as Party C), registered in Japan, its legal address at 2-75 Dai Toh-Cho. Obu-Shi, Aichi-Ken, 474 Japan

Legal representative: Position: Nationality:	Yoshinori Ohno President Japanese

ARTICLE 4.0 ESTABLISHMENT OF THE JOINT VENTURE COMPANY

4.1 In accordance with the “Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment, the “Regulations of the People’s Republic of China on the Registration and Administration of Joint Venture using Chinese and Foreign Investment”, and other relevant Chinese laws and regulations, the Parties agree jointly to set up a joint venture limited liability company (hereinafter referred to as the “Joint Venture Company.”

4.2 The English name of the Joint Venture Company is “SHANGHAI HYSTER FORKLIFT TRUCK COMPANY LTD.” The Chinese name of the Joint Venture Company is             . Upon the occurrence of any event specified in Section XXV of EXHIBIT A, PRODUCT TECHNOLOGY AND TRADEMARK USE AGREEMENT, the Joint Venture Company shall change its name and shall not use the words “Hyster” or “            ” in its new name. The legal address of the Joint Venture Company is Site Number 76, Jinqiao Export Processing Zone, Pudong New Area, Shanghai, People’s Republic of China.

4.3 The Joint Venture Company shall be a legal person under the laws of the PRC, and all activities of the Joint Venture Company shall be governed and protected by the laws, decrees and pertinent regulations of the PRC. The formation, execution, validity, interpretation and implementation of this Contract and the settlement of disputes concerning this Contract shall be governed by Chinese Law. The governing law of any other agreement, including but not limited to the exhibits to this Contract, entered into by the Joint Venture Company in relation to this Contract, or between the parties, shall be as set out in each such contract. The Joint Venture Company may establish branches and invest in or establish joint ventures with other companies in the PRC or abroad for the pursuit of any type of business permissible under this Contract or the Business License, subject to any necessary legal approvals.

4.4 The form of the Joint Venture Company shall be a limited liability company. Each shareholder of the Joint Venture Company shall be liable only within the limit of the registered capital subscribed or to be subscribed by it. Except as otherwise agreed in writing, no Party shall have any obligation to provide funds to the Joint Venture Company in excess of the agreed portion of the registered capital set forth in this Contract. Creditors of the Joint Venture Company (including taxation and other government authorities) shall have recourse only to the assets of the Joint Venture Company for payment and not to any party. Subject to these limitations, the profits, risks, and losses of the Joint Venture Company shall be shared by the parties in proportion to their respective contribution to the registered capital of the Joint Venture Company.

4.5 Simultaneously with execution of this Joint Venture Contract, the parties, acting through their authorized representatives, shall execute the Articles of Association of the Joint Venture Company in a form which is consistent with this Contract. Should there by any discrepancy between the Articles of Association and this Joint Venture Contract, the Contract shall prevail and the Board shall amend the Articles of Association.

4.6 Within thirty (30) days after the receipt of the certificate of approval of this Contract from the Examination and Approval Authority, the Joint Venture Company shall register with the Shanghai Pudong New District State Administration for Industry and Commerce and apply for issuance of a Business License in accordance with the provisions of the “Regulations of the People’s Republic of China on the Registration and Administration of Joint Venture using Chinese and Foreign Investment”.

4.7 The date of establishment of the Joint Venture Company shall be the date when the Joint Venture Company is issued its Business License by the Shanghai Administration for Industry and Commerce.

4.8 If, after the signing of this Contract, (a) existing Chinese Law is changed or any new Chinese Law is introduced by any department, division or authority of the Chinese government, which is applicable to the Joint Venture Company or the activities of Party A, Party B, or Party C, and, (b) the effect of such changed or new Chinese Law is either to provide for preferential treatment to or to have an adverse effect on any of the Joint Venture Company or Party A or Party B or Party C, then:

a. If the changed or new Chinese Law is more favorable to the Joint Venture Company or any of the Parties than the Chinese Law in effect on the date this Contract was signed (and the other Parties are not materially and adversely affected), the Joint Venture Company and the Party or Parties concerned shall promptly apply to receive the benefits of such changed or new Chinese Law. All Parties shall use their best efforts to cause such application to be approved by the relevant authorities.

b. If, because of such changed or new Chinese Law, any Party’s economic benefits under this Contract are materially and adversely affected, directly or indirectly, then, this Contract shall continue to be implemented in accordance with its original terms and the Parties shall resolve the matter in accordance with Chinese Law, including but not limited to the “Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment,” “The Regulations of the People’s Republic of China on the Registration and Administration of Joint Venture using Chinese and Foreign Investment,” and the “Foreign Economic Contract Law.” However, if in the view of any Party this cannot satisfactorily be achieved, the Parties shall consult promptly and make all such amendments to this Contract and the Articles of Association as are required to maintain the affected Party’s economic benefits under this Contract. Should it be impracticable or impossible to maintain the affected party’s economic benefits under the new or changed law, the affected party or parties may implement termination proceedings as described in Article 20.0.

4.9 Each of Party A, Party B, and Party C represents and warrants that:

4.9.1 It is a duly organized and validly existing legal person under the laws of the jurisdiction of its establishment.

4.9.2 It is not a party to, nor is it bound by, any contract or agreement which would be violated by its execution or performance of this Joint Venture Contract; and that this Contract does not conflict with or constitute a default under any Party’s Articles of Association, Articles of Incorporation, by-laws or other charter documents, or any indenture, mortgage, deed of trust or other instrument, any material contractual covenant or any restriction to which it is a party or its assets are bound, nor does it violate any provision of any law, rule, regulation, order, writ, judgment, or decree determination presently in effect having applicability to such party. The representations and warranties made by each Party in Article 4 of this Contract shall survive the execution and delivering of this Contract and the consummation of the transactions contemplated herein, and shall continue in effect thereafter.

4.9.3 It enters into this Contract on its own account and it and its representatives have been duly authorized to execute this Joint Venture Contract and have taken all necessary corporate action and received all necessary government approvals for its authorized representatives to execute and deliver this Contract and for it to perform its obligations hereunder. This Contract will become effective on the effective date, and constitute each Party’s legal and binding obligation, and, assuming due authorization, execution, and delivery by the other Parties hereto, this Joint Venture Contract is a valid and binding Contract enforceable in accordance with its terms.

4.9.4 As of the date it makes its contribution of registered capital to the Joint Venture Company, it owns and has good title to the assets it is contributing to the Joint Venture Company pursuant to Article 6.3 free and clear of any liens, security interests and charges.

4.9.5 To the extent that the co-operation of any party which is not a party to this Contract, (including subsidiaries and other related parties) is required in the performance by any Party of its obligations under this Contract or any related Exhibits or related contract such Party warrants that it has obtained the binding agreement of such party to co-operate as required for the full performance of this Contract in accordance with its terms.

4.9.6 It has not made any material misrepresentation of fact to any other party to this Contract, nor withheld any material information from any party, which, if such information were known to the other party or parties would have materially affected such party or parties willingness to enter into this Contract.

ARTICLE 5.0 PURPOSES, BUSINESS SCOPE AND RELATED AUTHORIZED ACTIVITIES

5.1 The business purpose of the Company is to introduce the world-famous “Hyster” material handling machinery manufacturing technology, trademark, and capital; to further develop the competitiveness of China’s material handling industry on the basis of the existing domestic market share through the establishment of the Company and the introduction of the advanced management and operation methods, to substitute step by step the import forklift trucks with the Company’s products, and to continuously increase the local content as well as to strive for obtaining the international certification and launch the products onto the world market.

5.2 The business scope of this Joint Venture Company is: “THE MANUFACTURE, SALE, AND LEASING OF VARIOUS TYPES OF FORKLIFT TRUCKS AND MATERIAL HANDLING EQUIPMENT, COMPONENTS, SPARE PARTS, AND PROVIDING AFTER-MARKET SERVICES.”

5.3	Additional authorized activities of the Joint Venture Company include:

a.	The establishment of all branches or subsidiaries, whether domestic or overseas, necessary to fulfill any of the objectives of the Joint Venture Company;

b.	The taking of all measure necessary in order to benefit from any preferential treatment which may be or may become available to the joint venture;

c.	The taking of all measures necessary to ensure that the Joint Venture Company obtains amounts of foreign exchange sufficient for its needs.

d.	The carrying out of all other related business activities as provided in this Contract and the Articles of Association, or as may be determined by majority decision of the Board of Directors;

e.	The carrying out of all other activities as may be necessary to achieve the economic benefits of the Joint Venture Company as provided in this Contract and the Feasibility Study.

ARTICLE 6.0 TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

6.1 The total amount of investments, consisting of registered capital and loans, in the Joint Venture Company is US $ 25,000,000. The registered capital is US $ 13,540,000. The additional investment of US $ 11,460,000 shall be from bank borrowings or other lawful borrowings by the Joint Venture Company.

6.2 The registered capital of the parties of the Joint Venture Company will be as follows:

Part A:	US $ 2,031,000 [15%]

Part B:	US $ 7,447,000 [55%]

Part C:	US $ 4,062,000 [30%]

6.3 The Parties’ contributions to the registered capital of the Joint Venture Company shall be made as follows:

Party A:	Renminbi Cash:	RMB Equivalent of US $ 2,031,000

Party B:	USD Cash:	US $ 7,447,000

Party C:	USD Cash:	US $ 4,062,000

6.4 Party A’s contribution to registered capital will be in the RMB equivalent of U.S. dollars noted above. The conversion of RMB to U.S. dollars shall be in accordance with the average of the buying and selling exchange rate published by the People’s Bank of China, on the date the transaction is entered into the accounts of the Joint Venture Company.

6.5 Each Party’s share of registered capital shall be fully paid within two years of issuance of the Business License, according to the following schedule:

A.	Within 90 days of issuance of the Joint Venture Business License: Each of Party A, Party B and Party C will contribute 25% of its subscribed contribution to the registered capital.

B.	Within One Year of the issuance of the Business License: Each of Party A, Party B, and Party C will contribute a further 45% of its subscribed contribution to the registered capital.

C.	Within two years of issuance of the Business License: Each of Party A, Party B, and Party C will contribute the remaining 30% of its subscribed contribution to the registered capital.

6.6 The equipment to be purchased and imported for use by the Joint Venture is listed in the Feasibility Study.

6.7 It is the present intention of the Parties that the Joint Venture Company will purchase from Party A for use as the Joint Venture Company’s manufacturing site, the 50 year transferable land use rights to that parcel of land identified in a LAND-USE RIGHT TRANSFER CONTRACT (“Land Contract”) to be signed between the Joint Venture Company and Party A, and under the terms and conditions stated in that Land Contract.

6.8 After each investment is made by each of the parties to the Joint Venture Company, an internationally recognized Chinese Registered Accountant shall be engaged by the Joint Venture Company to verify each party’s investment and to provide a certificate of verification to the Joint Venture Company. The Board shall then issue a investment certificate to each party, based on the verification of the Registered Accountant. The investment certificate shall include the following:

a)	Name of the Joint Venture Company;

b)	Date of establishment of the Joint Venture Company;

c)	Name of party and amount of investment contributed;

d)	Date of contribution; and

e)	Date of issuance of investment certificate.

6.9 Except as provided for in Article 6.10, no party to this Agreement may sell, assign or transfer all or part of its investment in the Joint Venture Company without prior unanimous consent from the Board of Directors of the Joint Venture Company, and prior approval from the Examination and Approval Authority. Any proposed transferee of any party’s interest in the Joint Venture Company must also consent to enter into an agreement substantially equivalent to this Contract with the non-transferring parties, unless agreed otherwise in writing by the non-transferring parties. In addition to this right of prior approval, the non transferring parties shall have the right of first refusal to buy out the investment of the party who intends to sell, assign or transfer its interest, under the same terms and conditions offered to any potential buyer, assignee or transferee. Any party proposing to sell or transfer its interest must give written notice by facsimile and registered airmail of such intent to transfer to all other parties and to the Chairman of the Board of the Joint Venture Company. This notice shall include a copy of such formal offer made to the proposed transferee. Parties receiving such notice, must reply within 30 days of the date of receipt of the notice, either consenting to the transfer or stating their intent to exercise the right of first refusal. Failure to reply within 30 days will be taken as consent to the transfer. If all parties consent to the transfer, such transfer must be effected on exactly same terms represented to the parties to this Contract and consummated within 180 days of consent. In the event that two non transferring parties both wish to exercise the right of first refusal, they shall be permitted to acquire the interest of the transferring party in proportion to the amounts of registered capital which the two non transferring parties have contributed to the Joint Venture, or as otherwise agreed between them.

6.10 It is anticipated that at some time or times during the duration of the Joint Venture Company, Party B may wish to transfer its interest in the Joint Venture Company to one or more of its Affiliates. Party A and Party C agree that they do and will consent to this transfer, and that they will assist Party B in obtaining approval for this transfer from the Examination and Approval Authority. In addition, should Party B and Party C decide that it is in their best interests for Party B to acquire all or part of Party C’s interest in the Joint Venture Company, Party A agrees that it does and will consent to such a transfer and that it will assist Party B and C in obtaining any required approval of the Examination and Approval Authority. In both situations described in this paragraph, the provisions of Article 6.9 relating to right of first refusal will not apply.

6.11 The registered capital shall not be reduced or increased within the duration of the Joint Venture Company except by Board approval. Increasing or reducing the registered capital or changes in the investment ratio shall be unanimously agreed by the Board of Directors and approved by the Examination and Approval Authority. In the event of a resolution of the Board calling for increase in Registered Capital, all parties will have a preemptive right to contribute additional capital in proportion to the share of its original contribution of Registered Capital under this Contract. Any party not electing to exercise this right to contribute additional capital hereby agrees to consent to having its percentage share of the Registered Capital reduced as required by the new capital structure, and to any resulting changes in the structure of the Board of Directors or management structure of the Joint Venture Company.

ARTICLE 7.0 RESPONSIBILITIES OF EACH PARTY TO THE JOINT VENTURE COMPANY

7.1 The following responsibilities shall be undertaken by Party A:

RESPONSIBILITIES OF PARTY A:

7.1.1 To cooperate with the other parties in handling the application, procurement of registration, and approval of the Business License and other matters concerning approval and the establishment of the Joint Venture Company from the relevant government and regulatory departments in China. Required registration and application fees paid by Party A, however, will be reimbursed by the Joint Venture Company.

7.1.2 To provide 15% of the registered capital in the form of Renminbi Cash as per Article 6.0 of this Contract.

7.1.3 To assist the Joint Venture Company in various applications to Chinese government authorities for preferential tax benefits and other incentives.

7.1.4 To assist the Joint Venture Company to negotiate raw material supply contracts with Chinese manufacturers at favorable prices.

7.1.5 To assist in processing import customs declarations for imported fork lift kits, fork lift spare parts, machinery, equipment and materials purchased outside China and to arrange transportation for them within China.

7.1.6 To assist the Joint Venture Company in purchasing or leasing any equipment, materials, articles for office use, means of transportation, communication facilities, or other items sourced within China.

7.1.7 To assist the Joint Venture Company with recruitment of necessary local personnel and other employment matters for smooth operation of the Joint Venture Company.

7.1.8 To assist foreign personnel in obtaining entry visas and work licenses and to assist with travel arrangements within China.

7.1.9 To assist the Joint Venture Company in negotiating reliable supplies of basic utilities such as water, sewer, electricity, gas, and communications services, on a cost effective basis.

7.1.10 To provide the General Manager of the Joint Venture Company with information on local laws and regulations and other information necessary to ensure smooth operations and compliance with relevant laws and regulations.

7.1.11 To assist the Joint Venture Company in opening bank accounts and in applying for and obtaining any necessary bank loans from Chinese banks or other Chinese or foreign financial institutions.

7.1.12 To assist employees hired by the Joint Venture Company in locating housing to be paid for by themselves (or by the Joint Venture Company, upon approval by its Board of Directors).

7.1.13 To obtain any consents or authorizations from lessors, lenders and other parties who have contractual relationships with Party A that are required for Party A to execute this Contract and perform its obligations hereunder.

7.1.14 To assist in the construction approvals and identification of suitable building contractors for the new JV factory and offices in the Pudong New Area.

7.1.15 To perform and fulfill such other duties which the Joint Venture Company may entrust to Party A from time to time.

7.2 The following responsibilities shall be undertaken by Party B:

RESPONSIBILITIES OF PARTY B:

7.2.1 To provide 55% of the registered capital in the form of USD Cash as per Article 6.0 of this Contract.

7.2.2 To provide personnel to supervise the installation and commissioning of the equipment sold by Party B to the Joint Venture.

7.2.3 To assist the Joint Venture Company with the shipment of equipment sold by Party B to the Chinese port destination.

7.2.4 To advise the Joint Venture Company regarding its marketing plans.

7.2.5 To assist the Joint Venture Company in purchasing components and raw materials which are not available in China.

7.2.6 To provide advanced technical and manufacturing assistance and training to the Joint Venture Company employees in accordance with the PRODUCT TECHNOLOGY AND TRADEMARK USE AGREEMENT (EXHIBIT A) and in consideration for the amounts specified therein.

7.2.7 To assist the Joint Venture Company in opening bank accounts and applying for and obtaining any necessary loans from Chinese banks or other Chinese or foreign financial institutions.

7.2.8 To perform and fulfill such other duties which the Joint Venture Company may entrust to Party B from time to time.

7.3 The following responsibilities shall be undertaken by Party C:

RESPONSIBILITIES OF PARTY C:

7.3.1 To provide 30% of the registered capital in the form of USD Cash as stated in Article 6.0 of this Contract.

7.3.2 To provide personnel to supervise the installation and commissioning of the equipment sold by Party B or Party C to the Joint Venture Company.

7.3.3 To assist the Joint Venture Company with the shipment of equipment sold by Party C to the Chinese port destination.

7.3.4 To advise the Joint Venture Company regarding its marketing plans.

7.3.5 To assist the Joint Venture Company in purchasing components and raw materials which are not available in China.

7.3.6 To assist the Joint Venture Company in opening bank accounts and applying for and obtaining any necessary loans from Chinese banks or other Chinese or foreign financial institutions.

7.3.7 To perform and fulfill such other duties which the Joint Venture Company may entrust to Party B from time to time.

ARTICLE 8.0 TECHNOLOGY AND TRADEMARKS

8.1 The parties agree that the PRODUCT TECHNOLOGY AND TRADEMARK USE AGREEMENT set out in EXHIBIT A to this Joint Venture Contract shall be signed by the Joint Venture Company and Party B after the Joint Venture Company has obtained its business license.

8.2 The Joint Venture Company may use the trademarks of Party B in accordance with the PRODUCT TECHNOLOGY AND TRADEMARK USE AGREEMENT set out in EXHIBIT A. Such trademarks have been or shall be duly registered in China by Party B to protect their use.

8.3 The Joint Venture Company may establish its own trademarks, as determined by the Board of Directors, which shall be duly registered by the Joint Venture Company in China to protect their use.

ARTICLE 9.0 SELLING OF FORKLIFT TRUCKS AND RELATED PRODUCTS

9.1 The Joint Venture Company will sell its products predominantly in the domestic China market and secondarily in international markets. Plans for export sales to international markets will be determined by the Board of Directors. The Joint Venture Company will make its best efforts to pursue export sales, in part, to assist in foreign exchange balance. The Joint Venture’s export ratio target shall be 10% of sales. However, pursuit of export sales will be determined by price levels, quality levels and the ability of the Joint Venture Company to deliver product to the market’s expectations. Sales to the international market will be exclusively made through the sales channels determined and selected by Party B, which may include Party B, Party C, or Affiliates thereof. Sales to or through Party B will be governed by EXHIBIT B SALES AND SUPPLY AGREEMENT, and EXHIBIT C HYSTER SHANGHAI EXPORT GUIDING PRINCIPLES, which will be executed by the Joint Venture company and Party B upon issuance of the Business License.

9.2 The Joint Venture Company will establish its own internal marketing, sales and distribution department which will be solely responsible for selling the JV Products and imported spare parts in China. Selling prices for all products and services will be established by the General Manager of the Joint Venture Company.

9.3 The Joint Venture Company will sell the Products directly or via designated agent(s) within China. Sales of Products to the international market will be made per Article 9.1.

ARTICLE 10.0 CONFIDENTIALITY

10.1 Confidential Information shall be protected as follows:

10.1.1 During the Joint Venture Term and thereafter, unless it properly comes into the public domain, or until authorized to disclose the information in advance and in writing by the party owning such confidential information, each party, and the Joint Venture Company, shall maintain the confidentiality of, and not disclose to any third person, firm or company or government entity (unless such disclosure is mandated by publicly available law), any Confidential Information. Each party and the Joint Venture Company shall disclose such Confidential Information only to those employees whose duties require such disclosure and shall take all other reasonable precautions to prevent unauthorized disclosure, including, but not limited to requiring employees to sign appropriate confidentiality agreements.

10.1.2 The parties agree that they shall cause their officers, directors, and employees, and those of their divisions, subsidiaries or Affiliates, to comply with the confidentiality obligations set forth herein.

10.1.3 The confidentiality obligations stated herein shall survive the termination of this Joint Venture Contract and the termination, dissolution or liquidation of the Joint Venture Company.

ARTICLE 11.0 BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

11.1 The Board of Directors of the Joint Venture Company shall be established immediately after the Business License is issued to the Joint Venture Company.

11.2 The Board of Directors shall be composed of seven (7) members, of which one (1) shall be appointed by Party A and four (4) shall be appointed by Party Band and two (2) shall be appointed by Party C. Among the appointed directors, Party B shall appoint the Chairman of the Board and Party C shall appoint the Vice Chairman of the Board. The term of office for each director, the Chairman and the Vice Chairman shall be four (4) years, which term may be renewed by the party appointing the relevant director, Chairman or Vice Chairman. Any vacancy created in the Board of Directors shall be filled by the party which originally nominated the director whose absence created the vacancy. The composition of the Board of Directors shall be subject to change if the proportion of investment by the parties changes.

11.3 Any party may at any time change any of its designated members of the Board of Directors for any reason, but the party shall provide written notice to the other parties one month in advance to facilitate clear communications and understanding.

11.4 The General Manager may also be a director.

11.5 The highest authority of the Joint Venture Company shall be the Board of Directors. Decisions shall be made by the Board of Directors as follows:

Unanimous approval by the Board of Directors shall be required before any action is taken concerning “major issues,” which are limited to those identified by the laws of China as set forth in Article 36 of the “Regulations for Implementation of the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment”. As of the date of this Joint Venture Contract, such issues are:

a.	Amendment of the Articles of Association of the Joint Venture Company;

b.	Extension, termination or dissolution or liquidation of the Joint Venture Company;

c.	Any increase, reduction, sale, assignment or transfer of the Joint Venture Company’s registered capital; and

d.	Any merger of the Joint Venture Company with another entity.

In the event that Chinese law is changed to permit any or all of the “major issues” defined above to be decided by simple majority vote of the Board, then simple majority approval shall be sufficient for such decisions.

Appointment and dismissal of the General Manager as per Sections 11.0 and 13.0, shall require a vote of a majority of the Board of Directors. Decisions regarding distribution of profits shall require unanimous vote of the Board. All other matters may be decided by the Board of Directors by simple majority vote, unless explicitly stated otherwise in this Contract.

11.6 The Chairman of the Board is the legal representative of the Joint Venture Company. Should the Chairman be unable to exercise his responsibilities, he shall authorize the Vice Chairman, or any other director that he may appoint in writing to represent the Joint Venture Company temporarily. No director shall have the power to bind the Joint Venture Company except with the written resolution of the Board of Directors.

11.7 The Board of Directors shall convene at least one meeting every year to be held at the main office of the Joint Venture Company or at such other location as may be determined by the Chairman of the Board. The meeting shall be called and presided over by the Chairman of the Board or such other director that that the Chairman has authorized to act on his behalf. The Chairman may convene an interim meeting based on a proposal made by four (4) or more of the directors. Meetings may be held via audio or video teleconferencing, subject to the notice rules in Article 11.8. Five (5) of the directors shall constitute a quorum for meetings of the Board of Directors. No action taken at a meeting without a quorum shall be valid. Minutes of each meeting shall be recorded by a person designated by the Chairman, signed by all directors or proxies present at the meeting, distributed by mail or facsimile to all board members within 30 days of each meeting, and placed on file in English and Chinese at the office of the General Manager of the Joint Venture Company. Board resolutions may also be passed without a meeting through a written circular vote via facsimile, e-mail, or other electronic exchange. Resolutions passed without a meeting through a written circular vote may be passed only by the signature of all seven (7) Directors.

11.8 The Chairman shall send facsimile notice, followed by registered airmail, at least thirty (30) days prior to any meeting stating the agenda, time and place of the meeting. Meetings may be held by teleconference on 7 days facsimile notice. Such notice shall be in English and Chinese and include a detailed agenda of matters to be discussed at the meeting and shall also include copies of all reports, documents and other materials relevant for adequate and informed consideration of each matter on the agenda. Such notice may be waived by unanimous consent of all directors attending the meeting in person or by proxy.

11.9 In the event of an emergency or other important matter involving substantial risk or opportunity for the Joint Venture Company, the nature of which requires Board approval, the Chairman shall by the most rapid means of communication available, notify each director of the nature of circumstances that require the Joint Venture Company to act, the reason for urgency, the proposed action to be taken, the time within which the action must be taken, and the convening of a meeting of the Board of Directors to consider such action. If due to the urgency of the situation, it is not possible to obtain a quorum of the Board of Directors within the time available for the Joint Venture Company to act, the written/faxed approval of one director from each Party will suffice for the General Manager to act, and a Board of Directors meeting shall be convened as soon as reasonably possible thereafter to ratify such action.

11.10 Should a member of the Board of Directors be unable to attend a Board meeting for any reason, he may appoint a proxy in writing to be present and to vote on his behalf at the meeting. A proxy may represent one or more members of the Board of Directors. Should a member of the Board of Directors neither attend the meeting nor appoint a proxy to attend, he shall be considered to have abstained from voting.

11.11 Members of the Board of Directors shall not be paid by the Joint Venture Company for their duties as members of the Board of Directors. The party nominating each director shall cover all air travel, meal and lodging expenses incurred by members of the Board of Directors (and their proxies) in traveling to and in attending meetings of the Board of Directors.

11.12 Each member of the Board of Directors shall have only one vote.

11.13 Day to day operational management of the Joint Venture Company shall be vested in a General Manager, who shall be nominated by Party B and approved by a majority vote of the Board of Directors. The General Manager shall report to the Board of Directors.

11.14 The Board of Directors shall have the power to dismiss the General Manager at any time as the Board of Directors deems appropriate by a majority vote of the Board.

11.15 Subject to Article 11.14 above, the initial term of office for the General Manager is two years from date of this Contract.

ARTICLE 12.0 TAXES, FINANCE, AND AUDIT

12.1 The Joint Venture Company shall pay taxes in accordance with the requirements of the relevant Chinese laws.

12.2 Staff members and workers of the Joint Venture Company shall pay individual income tax according to the “Individual Income Tax Law of the People’s Republic of China”.

12.3 Allocations for reserve and expansion funds of the Joint Venture Company and welfare funds and bonuses for staff and workers from after-tax profits shall be set aside in accordance with the stipulations of the “Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment”. The annual allocations shall be determined by the Board of Directors according to the business situation of the Joint Venture Company at the relevant time.

12.4 The fiscal year of the Joint Venture Company shall be January 1 through December 31. All vouchers, statistical statements, account books and reports shall be written in Chinese and English. The quarterly report and financial statement as well as the annual accounts of the Joint Venture Company shall be prepared in Chinese and English for the Board of Directors.

12.5 The Joint Venture Company’s annual financial auditing shall be conducted by an internationally recognized auditor registered in China and appointed by the Board of Directors. The results of auditing shall be a report in accordance with international accounting principles to be submitted to and unanimously approved by the Board of Directors. The books of account of the Joint Venture Company will be available for examination by duly authorized representatives of any of the parties provided such examination is made during normal business hours upon reasonable prior notice to and upon the premises of the Joint Venture Company. Any party may appoint its own auditors to audit the accounts of the company at its own expense.

12.6 Within 30 days after each calendar quarter, the General Manager shall submit to the Board of Directors the profit and loss statement for that quarter and the balance sheet as of the close of that quarter.

12.7 Within the first three (3) months of each fiscal year, the General Manager shall present to the Board of Directors for approval the previous year’s balance sheet, profit and loss statement, statement of changes in financial position, cash flow statement, and proposals regarding the distribution of profits of the Joint Venture Company. By the end of the third month of each fiscal year, the Board of Directors shall determine the required allowances for funds discussed in Article 12.3 and for the payment of income taxes, and determine by unanimous vote the appropriate distribution out of the balance of retained earnings in the form of dividends to shareholders in proportion to each party’s contribution to registered capital as of the end of the previous fiscal year. The Company shall distribute dividends after all the taxes have been paid and the amounts towards the development fund, the reserve fund and the bonus and welfare fund have been deducted in accordance with the Chinese regulations with regard to financial affairs. Dividends shall be distributed after all the previous losses have been recovered.

12.8 The General Manager shall be responsible for the preparation of the Joint Venture Company’s budgets. The budgets (including the projected balance sheet, profit and loss statements and cash transaction report) for the next fiscal year shall be submitted to the Board for approval 60 days prior to the commencement of the fiscal year. Detailed information on training and personnel issues shall be included with the annual budget. Once approved, the General manager shall be responsible for implementation of budgets and other operational plans.

12.9 In addition, the General Manager shall be responsible for preparation of quarterly reports on the following topics:

a.	Marketing and sales reports;

b.	Operational reports, and,

c.	Capital expenditure reports

12.10 The Joint Venture Company shall establish an accounting system in accordance with the internationally used accrual basis and debit and credit system.

12.11 The Joint Venture Company shall adopt the Chinese RMB as the standard currency for entries in the books of account. For financial statement reporting, conversion of transactions or translation of the financial statement into US dollars or other currencies shall be in accordance with international accounting standards. Financial reporting and control shall satisfy both Chinese and International accounting standards.

12.12 The Joint Venture Company shall open RMB and foreign exchange accounts with banks in China, and the General Manager shall decide the procedure for issuing and signing bank checks.

12.13 The Joint Venture Company may also open foreign exchange accounts with foreign banks in foreign countries as designated by the Board of Directors and approved by the State Administration of Foreign Exchange. All foreign income to the Joint Venture Company earned and paid abroad shall be deposited in those accounts and all payments in foreign exchange currencies outside of China may be made from the same accounts. Any conversion of foreign exchange by the Joint Venture Company must be approved by the General Manager under guidelines approved by the Board of Directors.

12.14 All Parties recognize that maintenance of a Foreign Exchange balance is a goal of the company. For this reason, the Joint Venture Company will make its best efforts to increase international sales as permitted under Chinese law to balance its foreign exchange account on its own. If necessary, in addition to obtaining foreign exchange through export sales, the parties and the Joint Venture Company will be permitted to enter the Foreign Exchange Market. In no event, however, will Party B or Party C be obligated to contribute or otherwise provide foreign currency to the Joint Venture Company after the parties’ contributions to the Registered Capital of the Joint Venture Company have been made pursuant to Article 6.5 of this Contract.

ARTICLE 13.0 LABOR MANAGEMENT AND OPERATIONS MANAGEMENT

13.1 Labor contracts covering recruitment, employment, dismissal and resignation, wages, labor insurance, welfare, rewards, penalties, confidentiality, and other matters concerning the staff and workers of the Joint Venture Company shall be drawn up between the Joint Venture Company and its individual employees in accordance with the “Regulations of the People’s Republic of China on Labor Management in Joint Venture Using Chinese and Foreign Investment” and the “Labor Law of the People’s Republic of China”. The General manager will be responsible for appointing all management and other personnel under implementation rules and the labor plan of the Joint Venture Company as approved by the Board of Directors. The General Manager will also have the right to terminate employment of any employee at any time, provided that this procedure is in accordance with the relevant Chinese labor law.

13.2 An Assistant General Manager may be nominated by Party A. The Board of Directors must confirm the nominated person by a unanimous vote. Should the General Manager wish to terminate the employment of the Assistant General Manager, the Board of Directors must confirm the dismissal by a unanimous vote.

13.3 The salary or wages, housing benefits, social insurance, welfare, and personal traveling expenses, and similar items for Senior Management personnel will be determined by the Board of Directors, which may delegate such responsibility to the General Manager, except that the compensation of the General Manager will be solely determined by the Board. The principle for establishing salaries is the international market rates (including housing and other expenses) for expatriates in China and the local market rates for Chinese personnel. The General Manager shall submit a recommendation regarding Senior Management compensation packages to the Board of Directors 60 days prior to the beginning of each fiscal year.

13.4 The Joint Venture Company shall provide an incentive fund for rewarding employees who have made a significant contribution to the Joint Venture Company. The actual amount to be reserved and the rules for allocating the funds, shall be decided by the Board of Directors, based on the financial performance of the Joint Venture Company for each year.

13.5 Unless otherwise approved by the Board of Directors, the Joint Venture Company shall have initially five expatriate overseas managers nominated by Party B and Party C who shall serve as the General Manager, Marketing Manager, Financial Manager, Logistics Manager and Manufacturing/Engineering Advisor. The Joint Venture Company will be responsible for the total compensation package of all expatriate employees. Initial expatriate staff titles and approximate compensation packages are estimated in the Feasibility Study. The average initial compensation package for each expatriate employee is approximately USD $ 250,000 per year. The expatriate employees may be employees of Party B and Party C assigned to work for the Joint Venture Company, in which case the Joint Venture Company will reimburse Party B and/or Party C for the actual costs. The Joint Venture company shall each year pay Party A in RMB an amount equivalent to USD $ 65,000.00 as a services fee for the services to be provided by Party A to the Joint Venture Company pursuant to this Contract. The Joint Venture Company shall be responsible for total compensation of the Assistant General Manager assigned by Party A to work for the Joint Venture Company in the amount equivalent to USD $ 15,000.00 per year. The Assistant General Manager’s compensation shall be reviewed annually following the same procedures as the other Senior Managers.

13.6 Provided that the General Manager or any other Senior Manager has acted lawfully and within the scope of his authority, the Joint Venture Company will indemnify such manager for civil liability incurred as result of actions taken on behalf of the Joint Venture Company.

13.7 The General manager shall be in charge of day to day operation and management of the Joint Venture Company and shall carry out the decisions of the Board. In addition to other powers set forth in the Articles of Association, the General Manager shall have the following powers and responsibilities:

a.	To determine the price of all products and services in accordance with guidelines established by the Board.

b.	To appoint and dismiss any management personnel and working personnel (except for the Assistant General Manager) according to the personnel guidelines as established and amended from time to time by the Board and to establish or change the organization or structure of the management and working personnel.

c.	To purchase at reasonable prices, any imported or local components, kits, machinery or parts necessary for the Joint Venture Company’s operations.

d.	To purchase or sell any capital equipment with the approval of the Board.

e.	To take the full responsibility for the daily administration, business and financial management, as well as for signing binding contracts on behalf of the Company, under guidelines determined by the Board of Directors.

f.	To work out the Company’s development plan, annual production and operational programs, budget balance and proposal for profit distribution.

g.	All other matters entrusted to the General Manager by the Board and within the limits set by the Board.

h.	Senior Managers report directly to the General Manager, and work under the direction of the General Manager.

13.8 In the absence of the General Manager, the General Manager will delegate his responsibilities to another Senior Manager of his choice who would normally report to the General Manager.

ARTICLE 14.0 TRADE UNION

14.1 Labor Protection: The Company shall observe the Chinese regulations concerning labor protection and safe working conditions. Labor insurance shall be provided to the employees according to the regulations adopted by the Chinese government.

14.2 Trade Union: As stipulated in Chapter 13 of the “Regulations for the Implementation of the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment”, the employees have the right to set up trade union and carry on trade union activities. Should the employees elect to form a trade union, the Joint Venture Company shall give assistance to the trade union as provided for in the Chinese laws and regulations. The Company shall allocate every month an amount equivalent to 2 percent of all the wages of the Company’s employees which are members of the trade union to the trade union fund.

14.3 The Trade Union is the representative of the interests of the staff and workers of the company, has the right to represent the staff and workers, to sign labor contracts with the Joint Venture Company and to supervise the implementation of the labor contracts. Labor contracts may also be signed between individual employees and the Joint Venture Company.

14.4 When the Board of Directors discusses the development plans of the company, its production activities, and other major items affecting the welfare of the workers and staff, the Chairman of the Trade Union shall have the right be present at the meeting. The Board of Directors shall consider the comments of the Chairman of the Trade Union and seek the co-operation of the Trade Union.

ARTICLE 15.0 DURATION OF THE JOINT VENTURE COMPANY

15.1 The Joint Venture Term shall be fifty (50) years beginning from the date of issuance of the Business License and may be extended for successive periods of ten (10) years each, or other agreed periods, by unanimous approval of the Board of Directors and subject to the approval of the relevant Chinese authorities, if such approval is then required by law.

15.2 An application for the extension of the Joint Venture Term, proposed by one or more of the parties and unanimously approved by the Board of Directors, shall be submitted to the relevant Chinese approval authorities six (6) months prior to the expiration date of the Joint Venture Company’s Business License, if such approval is then required by law.

ARTICLE 16.0 INSURANCE

16.1 The Joint Venture Company shall obtain insurance policies for various kinds of risks from the People’s Insurance Company of China (PICC) or any other insurance company which is authorized to conduct business in China and approved by the Board of Directors. The types, value and duration of the insurance shall be decided by the Board of Directors, subject to any provisions of Chinese law which may mandate the carrying of certain types of insurance by the Joint Venture.

ARTICLE 17.0 LIABILITIES FOR BREACH OF CONTRACT

17.1 Should either party, without good cause, fail to make its contribution to registered capital on time as stipulated in Article 6.0 of this Joint Venture Contract, the party in breach shall be required to pay interest on the amount owing starting from 30 days after the date the contribution was due. Interest shall be calculated at the RMB prime rate of interest of the People’s Bank of China at the time in question. In addition, the breaching party must compensate the Joint Venture Company for the direct economic losses caused to it by the failure to supply registered capital.

17.2 Should any party fail to pay its contribution to registered capital for more than 3 months beyond the due date stated in Article 6.5 of this Contract, or should the Joint Venture Company be unable to continue its operations or achieve the business purpose stipulated in this Joint Venture Contract due to any party failing to fulfill any of its other obligations under this Joint Venture Contract or under the Articles of Association, or should any party violate the stipulations of this Joint Venture Contract or the Articles of Association, the parties not in breach shall have the right to terminate this Joint Venture Contract and to start liquidation proceedings in accordance with Articles 12.5 to 12.9 of the Articles of Association and Article 20.3 through 20.7 of the Joint Venture Contract. The parties not in breach shall also be entitled to recover any and all damages, including but not limited to direct economic losses then caused to the Joint Venture Company, from the Party in breach, including damages incurred during the ninety (90) days cure period.

17.3 Any party found to be in breach of contract in regards to Article 10 of this Contract shall be liable to the party or parties owning the confidential information for all actual financial losses and damages resulting from said breach.

ARTICLE 18.0 FORCE MAJEURE

18.1 Should either party be prevented from performing or be delayed in performing its obligations under this Joint Venture Contract due to force majeure, including but not limited to earthquake, typhoon, fire, flood, civil unrest, war, or other events the occurrence of which could not reasonably be predicted and the consequences of which could not reasonably be prevented or avoided, the prevented party shall notify the other parties in writing as soon as possible and shall within fifteen (15) days thereafter provide detailed information of the events, including notarized documentation, giving full explanation of the party’s inability to perform or delay in performing this Joint Venture Contract in whole or in part.

18.2 If performance of the Joint Venture Contract cannot be resumed within one hundred eighty (180) days from the giving of written notice, the parties shall through consultation decide whether to terminate the Joint Venture Contract or to exempt that part of the contract’s obligation from performance or whether to delay performance of the contract according to the effects of the events on such performance. If no agreement can be reached, any party may commence liquidation proceedings under Article 20 of this Contract. No party shall claim against the other party or against the Joint Venture Company for compensation for losses caused by force majeure. All parties, however, agree to take all reasonable measures to mitigate losses to other parties or the Joint Venture Company, caused by the affected party’s inability to perform due to force majeure. Failure to take such measures will subject the party to liability for damages caused other parties by failure to mitigate.

ARTICLE 19.0 AMENDMENT

19.1 The amendment of this Joint Venture Contract shall be effective only by a writing signed by all parties and approved, and, if required by law, by the applicable examination and approval authority in China.

ARTICLE 20.0 DISSOLUTION

20.1 Party A and Party B and Party C may mutually agree to dissolve the Joint Venture Company before the expiration of the Joint Venture Term, provided, however, that in such case dissolution shall be unanimously approved by the Board of Directors and permission granted by the relevant Chinese authority, if such approval is required at the time of the agreed dissolution.

20.2 Any party may apply unilaterally to the relevant Chinese authority for dissolution of the Joint Venture Company after giving the other parties one hundred and eighty (180) days notice if one or more of the following conditions exist and are not cured within the 180-day period:

20.2.1 Expiration of the term of the Joint Venture Company and the notifying party does not desire to extend the term;

20.2.2 Inability to continue the Joint Venture Company’s operations due to bankruptcy, insolvency, or inability of the Joint Venture Company to meet pay its expenses and debts as they fall due, for any reason (including due to force majeure).

20.2.3 Failure of the Joint Venture Company to attain its business objectives, or the prospects of success are minimal;

20.2.4 Sales, assignment, transfer, or attempts to do so, by any party of its investment in the Joint Venture Company in violation of the terms of this Joint Venture Contract or Articles of Association;

20.2.5 Expropriation of all or a significant part of the assets of the Joint Venture Company;

20.2.6 Revision of any provision of this Joint Venture Contract or the Articles of Association required by a governmental authority after the Business License is granted to the Joint Venture Company and the revision required will have a significant negative effect on the operation or profitability of the Joint Venture Company;

20.2.7 Termination of the PRODUCT TECHNOLOGY AND TRADEMARK AGREEMENT between the Joint Venture Company and Party B, for any legal reason; or

20.2.8 The occurrence of an event or condition that requires the dissolution of the Joint Venture Company in accordance with government laws or regulations, or the occurrence events described in Article 4.8(b).

20.2.9 If termination is based on the condition in Article 20.2.1 taking place, the Joint Venture Company shall be liquidated as provided for in Articles 20.3 through 20.7 of this Joint Venture Contract and in accordance with Articles 13.5 through 13.9 of the Articles of Association, unless the parties reach an agreement on a mutually acceptable alternative.

20.2.10 If termination is based on the happening of any of the events or conditions stated in Articles 20.2.2 through 20.2.8, the Board of Directors shall cause the Joint Venture Company to file an application for dissolution with the original Chinese Approval Authority at the end of the 180-day notice period. Upon approval of the request for dissolution from the original Chinese Approval Authority, liquidation shall proceed as provided for in Articles 20.3 through 20.7 and in accordance with Articles 13.5 through 13.9 of the Articles of Association.

20.3 Upon the determination by the relevant Chinese authority that the dissolution may take place, the Board of Directors shall appoint a liquidation committee to work out the specific dissolution procedures and an independent third-party to evaluate the Joint Venture Company’s assets. The tasks of the liquidation committee shall be to conduct a thorough check of the Joint Venture Company’s property, its claims and indebtedness; to finalize a statement of assets and liabilities and list of property; to obtain a formal valuation of the Joint Venture’s assets, and to formulate a liquidation plan. However, the liquidation committee may take definitive or final action on any of these matters only after approval is granted by the Board of Directors. Party B shall have the right of first refusal to acquire any of the Confidential Information as provided to the Joint Venture Company or developed by the Joint Venture Company.

20.4 During the liquidation process, the liquidation committee shall represent the Joint Venture Company in suing and being sued and in all matters related to the legal aspects of the liquidation process. The liquidation expenses and remuneration of the members of the liquidation committee shall be paid in priority from the existing assets of the Joint Venture Company. Amounts of such remuneration and expenses shall be approved by the Board of Directors.

20.5 After all debts of the Joint Venture Company have been approved and paid by the liquidation committee, the remaining assets shall be distributed to each Party according to the proportion of its investment in the registered capital of the Joint Venture Company or as otherwise mutually agreed in writing.

20.6 On completion of the liquidation process, the Joint Venture Company shall submit a report to the relevant Chinese authority, fulfill all formalities related to cancellation of the Business License, and publish a liquidation notice to the public.

20.7 After dissolution of the Joint Venture Company, Party A shall maintain all the accounts and records for not less than then (10) years, and during this period Party B or Party C shall have the right to inspect any and all such records at any time on giving prior reasonable notice to Party A.

ARTICLE 21.0 SETTLEMENT OF DISPUTES

21.1 Any disputes arising from the performance of, or in connection with, this Joint Venture Contract which are not settled through friendly consultation between the parties within 30 days from the date that either party informs the other in writing that such dispute or disagreement exists shall be submitted to mediation conducted by a mediator mutually acceptable to the parties.

21.2 In case no settlements can be reached through consultation or mediation within 90 days after first written notice of the dispute, the parties shall submit the dispute to binding arbitration under the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce, by three arbitrators. Unless all parties agree otherwise, the arbitration shall be conducted in Stockholm, Sweden before the Arbitration Institute of The Stockholm Chamber Of Commerce and the language of the arbitration proceedings shall be English. Each Party shall appoint one arbitrator. The chairman of the arbitral tribunal shall not have the nationality of any party. The decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in any court with jurisdiction over the party against whom the award has been rendered or where assets of that party are located. The award of costs shall include reasonable attorney’s fees.

21.3 During the mediation and arbitration process, the Joint Venture Contract shall be performed continuously by all parties except for the matters in dispute. Parties shall continue to exercising their remaining rights and perform their remaining responsibilities in matters which are not in dispute.

ARTICLE 22.0 APPLICABLE LAW

22.1 The formation of this Joint Venture Contract, its validity, interpretation and performance and the settlement of disputes shall be governed by the relevant, published and publicly available laws of the People’s Republic of China. In the event that Chinese law does not cover a particular issue, international custom and practice, shall apply. All other agreements between the parties are governed by the choice of law so stated in the agreements.

ARTICLE 23.0 LANGUAGE

23.1 This Joint Venture Contract shall be written in Chinese and English. Both language versions shall be equally effective and valid. Each of the Parties acknowledges that it has reviewed the text in both languages and that it is substantially the same in all material aspects.

ARTICLE 24.0 PARTIAL ENFORCEABILITY

24.1 If any portion of this Joint Venture Contract becomes unenforceable due to operation of law or change of governmental policy, the remaining portions of the Contract shall remain in full effect unless doing so would render it impossible to fulfill the business purpose of the Joint Venture.

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ARTICLE 25.0 ENTIRE AGREEMENT

25.1 This Joint Venture Contract constitutes the entire agreement between the parties and supersede all prior or contemporaneous discussions and agreements between them pertaining to the subject matter of this Contract.

ARTICLE 26.0 NOTICES

26.1 Notices in connection with any Party’s rights and obligations sent by any Party shall be sent to all other parties to this Contract and shall be delivered by personal service or by facsimile and followed by a registered airmail copy to the party to which notice is sent as follows. Any party may amend its address for service of notices at any time by informing all other parties in writing by personal service or registered airmail. For the purpose of this paragraph, “registered airmail” may include the use of courier services DHL or Federal Express.

To Party A:	Shanghai Perfect Jinqiao United Development Corporation
Attention: Wang Zhuxiang
190 Yuansheng Road,
Pudong New Area, Shanghai 200120
People’s Republic of China,

To Party B:	NACCO Materials Handling Group, Inc.
Attention: General Counsel
650 N.E. Holladay Street
Portland, Oregon, 97208 USA

To Party C:	Sumitomo-Yale Company, Ltd.
Attention: President
2-75 Dai Toh-Cho, Obu-Shi, Aichi-Ken, 474 Japan

A copy of such notices shall also be provided to the General Manager of the Joint Venture Company at the office of the Joint Venture Company.

ARTICLE 27.0 COMPLIANCE WITH LAWS

27.1 The Joint Venture Company shall comply with all published and publicly available laws and regulations of the People’s Republic of China. When the Joint Venture Company does business with or within other countries, it will use all reasonable efforts to assure that the Joint Venture Company complies with the laws and regulations of the other countries which are applicable to the Joint Venture Company’s conduct of business with or within those countries.

ARTICLE 28.0 PROHIBITED ACTIONS AND MISCELLANEOUS PROVISIONS

28.1 Except as expressly provided in this Joint Venture Contract, no party or its Affiliates or the Joint Venture Company, or any of their respective directors, employees or agents shall:

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28.1.1 Give or receive any gift or entertainment of significant cost or value or any commission, fee or rebate, to or from any of the directors, employees or agents of the other party or their Affiliates in connection with this Joint Venture Contract;

28.1.2 Unless prior written notice is given, enter into any business arrangement with any director, employee or agent of the other party or their Affiliates, other than as a representative of such other party or its Affiliates;

28.1.3 Make any payment or give anything of significant cost or value to any official or employee of any government department, governmental agency, or other governmental instrumentality or company thereof to influence his or its decision, or to gain any advantage for a party, its Affiliate or the Joint Venture Company, in connection with the business to be conducted under this Joint Venture Contract. If a party has a reasonable basis for believing that a violation of this clause may have occurred, any representatives authorized by such party or an independent auditor, may audit the relevant records of the other party, its Affiliate and the Joint Venture Company for the sole purpose of, and to the extent strictly necessary for, determining whether there has been compliance with this clause.

28.2 No Joint Venture Company employee shall hold concurrent positions in any other organization unless specifically authorized by the Board of Directors.

28.3 So long as the Joint Venture Company is in existence, and for a period of five (5) years thereafter, neither Party A nor any of its respective Affiliates will engage in the design, marketing, manufacture (including assembly), distribution, sales or servicing of any products similar to the Products of the Joint Venture Company, nor will Party A or Affiliates invest in any company which does so, except through the Joint Venture Company, unless with the prior specific written consent of Party B and Party C. Should Party B or C wish to establish other Joint Ventures for the same products in Shanghai, for the period of five years after issuance of the Business License, Party B or Party C will offer Party A a right of first refusal to participate in said Joint Venture up to 15% of the total registered capital.

28.4 The Joint Venture Company shall indemnify Party A, Party B, Party C, and their respective employees, officers and directors from all damages, costs and expenses relating to or arising out of (a) the Joint Venture Company’s failure to comply with environmental laws and regulations and (b) the Joint Venture Company burying, spilling, leaking, discharging or otherwise releasing pollutants, contaminants or hazardous or toxic materials.

ARTICLE 29.0 CONDITIONS PRECEDENT

29.1 No party shall have any obligation to contribute any installment of registered capital until and unless all of the following conditions have been satisfied:

1.	All necessary government approvals have been received, including but not limited to issuance of the Business License, and that none of the approval document adds to or varies any of the terms and conditions of this Contract, any Exhibits, or the Articles of Association, unless all parties agree to such modification or addition in writing.

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2.	All agreements attached as Exhibits to this Contract have been duly executed by all parties, approved by government authorities if such approval is necessary for their validity, and are in full force and effect.

ARTICLE 30.0 EFFECTIVENESS OF THE CONTRACT

30.1 After execution by all parties hereto, this Joint Venture Contract shall come in to force upon approval of the Examination and Approval Authority.

ARTICLE 31.0 WAIVER

31.1 The delay or failure of any party to exercise its rights under this Contract, including but not limited to rights and remedies for breach of contract, shall not operate as a waiver of any rights under this Contract.

ARTICLE 32.0 SIGNATURES

This document is executed in 16 original copies, eight each in Chinese and English, each party acknowledges receipt of one original Chinese and one original English copy.

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IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed by their duly authorized representatives on this 27 day of November 1997 in Shanghai, China.

For SHANGHAI PERFECT JINQIAO UNITED DEVELOPMENT COMPANY, LTD.,

By:

/s/ Sun Xiao Gu
Sun Xiao Gu, Authorized Representative

For NACCO MATERIALS HANDLING GROUP, INC.,
By:

/s/ Bruce Flood
Bruce Flood, Authorized Representative

For SUMITOMO YALE COMPANY, LTD.,
By:

/s/ Bruce Flood
Bruce Flood, Authorized Representative

EXHIBIT “A”

PRODUCT TECHNOLOGY AND TRADEMARK USE

AGREEMENT

NACCO MATERIALS HANDLING GROUP, INC.

AND

SHANGHAI HYSTER FORKLIFT TRUCK COMPANY LTD.

                    , 199

PRODUCT TECHNOLOGY AND TRADEMARK USE AGREEMENT

This AGREEMENT is made this                     day of             , 19        , between NACCO Materials Handling Group, Inc. a corporation organized and existing under the laws of the State of Delaware, United States of America, and having its principal place of business at 2701 NW Vaughn St. Suite 900, Portland, Oregon, 97210, United States of America (hereafter called “NMHG”) and Shanghai Hyster Fork Lift Truck Company, Ltd. (designated in Chinese as                             ), a company organized and existing under the laws of People’s Republic of China and having its principal place of business at Site 76, Jinqiao Export Processing Zone, Pudong New Area, Shanghai, People’s Republic of China (hereafter called “SH”). NMHG and SH together are referred to in this agreement as “the Parties.”

WITNESSETH:

WHEREAS, NMHG manufactures gasoline, diesel, LPG and electric powered industrial trucks in the United States of America, Japan, United Kingdom, the Netherlands, and certain other countries of the world under various patents and patent applications and sells such industrial trucks throughout the world under certain trademarks, including “HYSTER;”

WHEREAS, NMHG has developed, through substantial research and development and many years of successful manufacture of such industrial trucks, valuable and confidential Technical Information, know-how and data relating to the design, manufacture and assembly of industrial trucks;

WHEREAS, NMHG has invested substantially in creating, promoting and protecting its “Hyster” and related trademarks, and said trademarks have come to have great value and name recognition in the world market place;

WHEREAS, SH is a joint venture company organized to manufacture and sell industrial trucks of NMHG design in China by NMHG and Sumitomo Yale Company Ltd., a company organized and existing under the laws of Japan and having its principal place of business at 2-75 Daitoh-Cho, Obu-Shi, Aichi-Ken, 474, Japan (hereafter called “S-Y”) and Shanghai Perfect Jinqiao United Development Corporation, a company organized and existing under the laws of People’s Republic of China and having its principal place of business at 190 Yuansheng Road, Pudong New Area, Shanghai, People’s Republic of China (hereafter called SPJUDC) and,

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WHEREAS, SH desires to acquire from NMHG and NMHG is willing to grant to SH, a license to (1) manufacture, have manufactured, use, sell, lease and rent industrial trucks of NMHG design in China under NMHG-owned letters patents and applications therefor and (2) utilize NMHG-owned Technical Information, know-how and data in the manufacture of industrial trucks of NMHG design and (3) utilize the “Hyster” and other trademarks for use on the licensed products;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties agree as follows:

I. DEFINITIONS:

(a) “Territory” as used herein shall mean the People’s Republic of China, including the Special Administrative Region of Hong Kong but excluding the island [OR Province] of Taiwan.

(b) “Licensed Products” as used herein shall mean any and all of the following products which are manufactured and sold by NMHG and/or S-Y and/or SH and/or an authorized sub-licensee of SH during the term of this Agreement:

(1) gasoline, diesel, LP and electric powered industrial trucks of the types illustrated and/or described on attached Annex “A”;

(2) other types of rubber-tired gasoline, diesel, LPG, and electric powered industrial trucks, including Die Handler-type industrial lift trucks, warehouse equipment, and Reach-Stackers, or which utilize similar components and design concepts as and are improvements or modifications of the industrial trucks described in (1) of this definition;

(3) parts, components and subassemblies and improvements and modifications thereof for use in connection with the industrial trucks described in (1) and (2) of this definition as may be developed by NMHG and incorporated by NMHG into its designs of such industrial trucks;

(4) industrial trucks of the types described in (1) and (2) of this definition and parts, components and subassemblies thereof which are designed, manufactured or assembled in accordance with Technical Information improvements and

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modifications as may be developed by SH (the rights to such SH Technical Information improvements and modifications shall be governed by Section XIV of this Agreement);

(5) attachments and any improvements and modifications thereof for use in connection with the industrial trucks described in (1), (2), and (4) of this definition; and

(6) accessories and modifications thereof for use in connection with the industrial trucks described in (1), (2), and (4) of this definition;

(7) parts, service parts, components and subassemblies of the (a) industrial trucks described in (1), (2), and (4) of this definition and (b) the attachments and accessories described in (5) and (6) of this definition.

“Licensed Products” as used herein shall also include any and all parts, components, subassemblies, accessories and attachments added to any gasoline, diesel, LPG, and electric powered industrial trucks purchased from NMHG, a subsidiary of NMHG, a Joint Venture subsidiary of NMHG, or a licensee of NMHG.

(c) “Royalty calculation base” as used herein, for the purposes of calculating royalty payments, shall be calculated as follows:

The amount of money paid or accrued to SH from the sale, rental or lease of the licensed products (not including Chinese VAT), MINUS the following:

1.	normal returns and warranty costs

2.	packing and crating expenses

3.	freight, insurance fees

4.	commissions to sales agents

5.	costs of export documents

6.	interest revenue from installment sales

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7.	cost of components purchased from NMHG or affiliates (including all import duty and freight, but not including Chinese VAT)

“Royalty Calculation Base” shall include sales of all products, attachments and accessories, regardless of whether such designs are proprietary to NMHG, or to any other party. For the purposes of this agreement, a “sale” shall be deemed to have occurred when products are shipped by SH to the customer, dealer or agent.

(d) “Letters Patents” as used herein shall mean Chinese applications for letters patents and Chinese letters patent owned or licensed by NMHG which may be filed in the future and any patents of addition, continuations and divisions of those Chinese applications.

(e) “Technical Information” as used herein shall mean information, know-how, engineering drawings, data, processes, bills of materials, detailed drawings and specifications, descriptions of assembly and manufacturing procedures, self-developed computerized production control systems, quality and inspection standards, drawings, jigs and fixtures, sales literature and reports relating to the design, assembly, manufacture, use, maintenance and repair of the Licensed Products owned by NMHG and which NMHG has the right to furnish SH during the term of this Agreement.

(f) “Trademarks” shall mean those trademarks shown in ANNEX B to this agreement.

II. GRANT AND WARRANTIES BY NMHG

(a) Technical Information and Letters Patents

NMHG hereby grants to SH, subject to the terms and conditions set forth hereinafter:

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(1) A non-exclusive license in the Territory to manufacture or have manufactured, use, sell, lease and rent the Licensed Products utilizing Technical Information, and

(2) For the term of this Agreement, a non-exclusive license under any applicable letters Patents to manufacture, have manufactured, use, sell, lease and rent the Licensed Products in the Territory.

NMHG warrants that it is the owner, or is authorized by the owner of the Technical Information to make this grant to SH. It also warrants that the Technical Information to be supplied under this Agreement is substantially the same as that utilized in NMHG’s own factories for the production of the specific products for which the Technical Information is supplied. NMHG disclaims any and all other warranties of whatever nature, express or implied, with respect to this Technical Information or the performance of Licensed Products manufactured using the Technical Information and NMHG shall have no liability with respect thereto.

(b) Trademarks:

(1) NMHG hereby grants to SH, subject to the terms and conditions set forth hereinafter, the non-exclusive and non-transferable right and license to use, during the term of this Agreement, the Trademarks in connection with the distribution, advertising and sale of Licensed Products, and to place the Trademarks on the Licensed Products, which it undertakes in accordance with this Agreement, only in the Territory, subject, however, at all times to a retained right in NMHG to prescribe or approve such modifications in the Trademarks as NMHG may deem necessary or desirable. SH agrees that it will not at any time assert or claim any proprietary interest (other than that of a licensee or registered user) in the Trademarks and that before it uses any version or adaptation thereof, it will submit the same to NMHG for prior written approval. SH further agrees that unless it is specifically so authorized in writing by NMHG it will not, directly or indirectly, grant or attempt to grant, orally or in writing, any right or license to any other person, firm or corporation to use the Trademarks.

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(2) SH agrees not to challenge the validity of NMHG’s claim of ownership of the Trademarks or to claim any rights to the Trademarks which are adverse to those of NMHG.

(3) SH agrees to affix to the Licensed Products such trademark notices as may be specified by NMHG.

(4) If SH learns of unauthorized uses of the Trademarks, SH agrees promptly to give NMHG written notice to NMHG. SH agrees to cooperate with NMHG, at no expense to SH, in connection with any action taken by NMHG to terminate infringements and to protect the Trademarks against infringement.

(5) SH agrees to collect and keep reasonable quantities of advertising material, invoices, sales statements, or similar documents, suitable as evidence of HS’s continuous use of the Trademarks, and to place this material at the disposal of NMHG upon request. SH agrees further that in the event NMHG is requested by any governmental office or agency to formally produce evidence of utilization, SH will provide the necessary declarations and statements reasonably requested by NMHG.

(6) Nothing contained in this Agreement shall be deemed to limit or restrict the right of NMHG to use the Trademarks in such manner and for such purposes as NMHG in its absolute discretion may deem appropriate.

(7) Should SH, during the term of this Agreement, assert ownership in any trademark which in the opinion of NMHG is the same as or confusingly similar to any NMHG owned Trademark, SH will, upon the written request of NMHG, immediately (1) transfer and assign all right, title and interest which it asserts in such trademark to NMHG or NMHG’s designee, and/or (2) discontinue the use of such trademark. SH hereby agrees not to file or cause to be filed any trademark application in any country of the world covering any trademark which in the opinion of NMHG is confusingly similar to the Licensed Trademark

(8) NMHG warrants that it is the owner or authorized to license the use of the Trademarks licensed to SH under this agreement.

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III. PAYMENT:

In consideration of the license rights granted under Section II above, SH shall pay to NMHG a royalty of five percent (5%) of the Royalty calculation base.

The Parties agree and understand that the royalty payments provided for above in this Section III are in consideration of the license rights granted under Section II above in accordance with the following schedule:

(a) Four Percent (4%) of said royalty payment is in consideration of the non-exclusive license regarding the Technical Information and Letters Patent granted in paragraph (a) of Section II above;

(b) One percent (1%) of said royalty payment is in consideration of the non exclusive license regarding Trademarks granted in paragraph (b) of Section II above.

IV. METHOD OF PAYMENT:

The Royalty due NMHG as set forth above in Section III shall become due and payable within Ninety (90) days following each calendar semiannual period ending on the last day of June and December, respectively, of each year during the term of this Agreement and any extensions thereof. Provided, however, that the royalties due and payable to NMHG shall accrue but not be payable during the first three years after the Effective Date of this agreement. Royalty payments which accrue in the first year after the effective date shall be due and payable exactly four years from the effective date, payments which accrue during the second year after the effective date shall be due and payable five years after the effective date, and payments which accrue during the third year after the effective date shall be due and payable six years after the effective date.

All amounts due and payable to NMHG under Section III above shall be payable to NMHG in U.S. Dollars and transmitted by telegraphic transfer to the bank account designated by NMHG in writing. The rate of exchange from Renminbi to U.S. Dollars used in calculating the amount of U.S. Dollars to be paid to NMHG shall be that rate published by the People’s Bank of China most favorable to NMHG prevailing on the date when payment of such sums and/or percentage amounts is made. In the case of any late payments, the exchange rate shall be at the rate which was most favorable to NMHG during the period between the due date of the payment and the date of actual receipt of the payment by NMHG. Upon termination of this Agreement for any reason whatsoever, any unpaid royalty amount(s) shall accrue and become immediately due and payable to NMHG.

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V. RECORD KEEPING AND REPORTS:

SH shall keep complete and accurate records and books relating to the manufacture, use, sale, lease and rental of the Licensed Products. All industrial trucks sold by SH shall be marked with a serial number, and records kept of serial numbered products. NMHG, through its designated representatives and employees, shall have the right to inspect and audit such records and books for the purpose of determining the sufficiency and accuracy thereof and the correctness of any payments made thereunder.

Each sale, lease and rental of Licensed Products shall be deemed made when shipped by SH. In the event that SH makes any direct sales, leases or rental of the Licensed Products to third-party customers, such direct sale, lease or rental shall be deemed made when shipped. Accompanying the semi-annual payments due under Sections III and IV hereof, SH shall furnish to NMHG a statement in writing showing in reasonable detail the following information:

(a) The Royalty calculation base, including quantity, description and price, of all Licensed Products invoiced during each such semi-annual period;

(b) A computation of the payment(s) due NMHG;

(c) The semi-annual payment(s) due NMHG;

(d) Taxes levied in the Territory with respect to each such semi-annual payment;

(e) Net amount to be remitted to NMHG;

(f) Every schedule of any (1) list prices and (2) discounts established by SH for the sale of the Licensed Products including any and all amendments, changes or supplements to such schedules.

VI. TAXES:

SH shall withhold any taxes required by Chinese law to be withheld from such payments made to NMHG hereunder and shall promptly remit such taxes to the Chinese Government on behalf of NMHG. SH shall promptly furnish NMHG a tax withholding receipt acknowledging the payment of any withholding tax when such receipt is received by SH from the Chinese Government.

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VII. NULL AND VOID:

In the event validation of this Agreement under the Administration of Technology Import Regulations of China does not issue within twelve (12) months after the execution of this Agreement, unless otherwise agreed upon by the Parties, NMHG may declare this Agreement to be null and void ab initio upon giving SH written notice of such declaration.

VIII. TECHNICAL INFORMATION:

(a) Timing and Method of Disclosure:

It is the intention of the Parties that SH shall request from NMHG and NMHG shall supply to SH Technical Information only for those models of the Licensed Products for which SH has active manufacturing plans and manufacture and sale of such models of the Licensed Products is reasonably expected to result during the term of this Agreement. SH will not request and NMHG need not provide Technical Information for any products which SH does not reasonably expect to manufacture and sell within three years of the date of the request.

NMHG hereby agrees to make its best efforts to disclose and supply to SH the Technical Information necessary for the manufacture of each model of the Licensed Products within a reasonable period of time following the written request for such Technical Information by SH.

NMHG shall disclose Technical Information to SH in documentary or electromagnetically encoded form or in such other form as is in use by NMHG. The costs associated with the disclosure of the Technical Information shall be borne by NMHG. NMHG shall endeavor to begin the initial disclosure and transfer of Technical Information not later than thirty (30) days after the date on which SH’s business license is granted or such other date as may be agreed by NMHG and SH.

In no event shall NMHG furnish any Technical Information to SH on or after the date of any notice of termination of this Agreement. All Technical Information to be supplied under the terms of this Agreement shall be in the language and the system of measures commonly used by NMHG or its subsidiary supplying the Technical Information and NMHG shall have no obligation to translate the Technical Information or convert dimensional units.

(b) Confidentiality of Technical Information

It is agreed and understood by the Parties that the Technical Information to be furnished by NMHG hereunder is confidential and secret and that title to all such Technical Information shall remain vested in NMHG. SH hereby agrees to preserve and

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protect the confidential nature of the Technical Information and not to disclose the Technical Information without the written consent of NMHG except:

(1) To those of its employees and representatives necessary to enable SH to manufacture or have manufactured the Licensed Products;

(2) To suppliers, subcontractors and customers within the Territory to the extent necessary to manufacture or have manufactured and sell the Licensed Products; provided, however that SH shall secure, prior to disclosure, a written from each such supplier, subcontractor and customer requiring such parties to maintain information disclosed to it in confidence to the full extent provided herein.

It is agreed that the disclosures permitted under paragraphs (b)(1) and (b)(2) of this Section VIII shall not relieve SH of its obligation to maintain the Technical Information in confidence and SH assumes full responsibility and shall be liable for any unauthorized disclosure by it or by those to whom it has made a permitted disclosure.

SH acknowledges that the rights of NMHG to protect its proprietary Technical Information under this Agreement are unique and very important to NMHG, and that if these rights are not protected NMHG may suffer irreparable harm that could not be compensated solely by monetary damages. Accordingly, if the SH is found to have breached its obligations under this section, NMHG will be entitled to seek any monetary damages suffered as a result of the breach, as well as injunctive relief (that is, an order that the breaching party cease the activities which resulted in such breach and to take actions, if possible, to recover any Technical Information improperly disclosed or to minimize any further damage which may be caused by such breach).

IX. TECHNICAL ASSISTANCE:

NMHG shall furnish or arrange to furnish, upon the written request of SH, the services of qualified engineers or technicians to assist SH in the Territory for reasonable periods of time in acquiring knowledge and training relating to the Technical Information and the design, manufacture, assembly and marketing of the Licensed Products. The final decision as to the availability of such NMHG supplied personnel shall be made exclusively by NMHG and NMHG shall exercise every reasonable effort to furnish such personnel for the period requested by SH insofar as such request does not interfere with NMHG’s own activities. During the first three years after the effective date of this agreement, NMHG shall pay all costs and expenses in connection with such personnel. Thereafter, SH shall pay the traveling and living expenses of such engineers or technicians for each person furnished by NMHG to assist SH.

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NMHG and S-Y shall permit SH employees to visit certain NMHG group facilities that manufacture the Licensed Products for a reasonable training period to enable SH to gain knowledge with respect to the manufacture of the Licensed Products. NMHG and SH shall consult and agree upon the number of SH employees to visit said NMHG facilities prior to such visit. Any and all expenses, including salaries, of SH personnel visiting such NMHG manufacturing facilities shall be paid for solely by SH.

Information and materials transferred by NHMG to SH employees in the course of providing technical assistance shall be treated as Technical Information for all purposes of this Agreement.

X. COMPONENTS AND SUBASSEMBLIES:

NMHG shall, to the best of its ability and capacity, sell and supply to SH parts, components, subassemblies, accessories and attachments of the Licensed Products when requested by SH for incorporation in or use with the Licensed Products. The terms and conditions for sale of such parts, components, subassemblies, accessories and attachments shall be governed by separate commercial agreement(s) between NMHG and SH.

XI. PURCHASE OF LICENSED PRODUCTS FROM SH:

SH shall, to the best of its ability and capacity sell and supply Licensed Products and parts, components, subassemblies, accessories and attachments thereof to NMHG and its subsidiaries when requested by NMHG. The terms and conditions for purchase and sale of such Licensed Product and parts, components, accessories, subassemblies and attachments thereof sold to NMHG and its subsidiaries under this Section XI shall be governed by separate commercial agreements between NMHG and SH.

XII. MODIFICATIONS:

It is the intention of the Parties that the Licensed Products to be manufactured by SH shall (1) conform with NMHG’s basic designs of the Licensed Products to enable the maximum possible interchangeability with the Licensed Products manufactured outside of the Territory by NMHG and its subsidiaries, and (2) be of substantially the same quality and serviceability as the Licensed Products manufactured outside of the Territory by NMHG and its subsidiaries. Consistent with such intention, should SH desire to alter any of the basic NMHG designs and specifications of the Licensed Products, SH shall deliver to NMHG a copy of (1) drawings, have explanatory remarks in the English language thereon, reflecting such proposed alterations and (2) details, in the English language, of the technical data and descriptions relating to such alterations to the NMHG designs and specifications of the Licensed Products as proposed by SH. SH shall not incorporate such alterations in the Licensed Products without written permission in

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advance from NMHG. NMHG hereby agrees to approve any reasonable alteration proposals under this Section XII by SH necessary to satisfy local manufacturing needs or requirements of the Territory; provided, however, that such proposed alterations to the designs and specifications of the Licensed Products to be manufactured by SH shall not alter said designs and specifications of the Licensed Products in a manner inconsistent with the intention expressed above in this Section XII.

XIII. IMPROVEMENTS:

During the term of this Agreement, NMHG shall, at its own expense and without any additional remuneration from SH, fully disclose to SH any Technical Information relating to improvements and modifications, letters patent(s) in the Territory resulting from improvements and modifications, which are developed by NMHG, providing, however, that NMHG owns or has the right to furnish SH such Technical Information relating to improvements and modifications. NMHG agrees to transfer as quickly as possible as part of this Agreement Technical Information related to improvements to the Licensed Products covered by this Agreement.

It is agreed and understood by the Parties that the nonexclusive license granted under Section II from NMHG to SH regarding said Technical Information relating to improvements and modifications shall not be effective, notwithstanding the disclosures thereof to SH by NMHG, until NMHG has owned or acquired such Technical Information for a period of twelve (12) months. NMHG may in its discretion waive this 12 month requirement.

During the term of this Agreement, SH shall fully disclose in the English language to NMHG all Technical Information related to improvements and modifications, and letters patent(s) in the Territory resulting from such improvements and modifications which are developed by SH relating to the Licensed Products. SH hereby grants to NMHG and its subsidiaries a nonexclusive, royalty-free license to manufacture, have manufactured, use, sell, lease and rent the Licensed Products in any country of the world outside the territory utilizing Technical Information related to improvements and modifications developed by SH. If any such improvements and modifications developed by SH during the term of this Agreement constitute patentable subject matter, SH shall have the right, at its own expense, to file letters patent applications and obtain letters patents therefor in its own name in any country of its choice, provided, however, that SH at its own expense, shall furnish to NMHG a copy of each such applications for letters patents immediately after filing such applications for letters patent. All such applications for letters patent and letters patents resulting therefrom on modifications and improvements of SH shall be the property of SH; SH hereby grants to NMHG during the term of this Agreement, a nonexclusive royalty-free license with the right to grant sub-licenses to make, use, sell, lease and rent the Licensed

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Products under such applications for letters patents and letters patents resulting therefrom in all countries of the world outside the Territory.

During the term of this Agreement, NMHG shall have the right, at its own expense, to file an application for letters patent in its own name in any country of the world in which SH does not elect to file such an application for letters patent with respect to any and all improvements and modifications developed by SH relating to the Licensed Products. SH shall, upon the request of NMHG and without any cost to NMHG, promptly execute and procure the execution of any and all documents necessary or desirable to enable NMHG to file applications for letters patent in countries in which SH elects not to file a letter patent application on such improvements and modifications by SH. NMHG hereby grants to SH (1) a non-exclusive, royalty-free license in the Territory during the term of this Agreement and (2) a non-exclusive, royalty-free license in any country of the world during the term of this Agreement, to make, use, sell, lease and rent the Licensed Products under such applications for letters patent and letters patents resulting therefrom with respect to improvements and modifications developed by SH.

XIV. RIGHT TO SUB-LICENSE:

SH shall have the right to sub-license the Technical Information or the rights under this Agreement related to the Letters Patents only with the prior written approval of NMHG.

XV. QUALITY CONTROL AND RIGHT OF PRIOR APPROVAL:

The rights and privileges granted to SH under this Agreement are expressly conditioned upon the maintenance by SH of the standards established from time to time by NMHG and all use of the Trademarks by SH shall inure to the benefit of NMHG. SH agrees to manufacture the Licensed Products in strict accordance with the Technical Information and shall permit NMHG, or its representatives, at all reasonable times, to inspect the Licensed Products on the premises of SH. NMHG shall promptly advise SH if the Licensed Products are not in conformity with NMHG’s standards and specifications therefor. SH, upon receipt of such advice, agrees to correct, to the satisfaction of NMHG, any features nom meeting the quality standards within a reasonable period of time, not to exceed one hundred and twenty (120) days after receipt of such advice. Failure to comply with this provision will be deemed a default under this Agreement.

Before any particular line of Licensed Products is sold for the first time by SH, NMHG shall be notified and offered the opportunity to obtain a sample of that Product for testing and approval. Should NMHG wish to obtain the sample, SH shall bear the

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cost of shipping one sample of each Product to the NMHG Technical Center in Portland, Oregon, U.S.A. Alternatively, NMHG may send a quality engineer to SH to provide the inspection and approval.

SH further agrees that, from time-to-time and upon any reasonable request from NMHG, it will furnish to NMHG at a site designated by NMHG samples of Licensed Products manufactured by it for inspection and testing by NMHG. The cost of shipping any such additional samples to NMHG shall be borne by NMHG.

XVI. PRODUCT IDENTIFICATION:

Unless otherwise directed by NMHG, SH shall state in all its advertising, promotional materials and on a name plate in a prominent position on each Licensed Product manufactured thereunder, in the English and Chinese languages, that Licensed Products manufactured by SH thereunder are manufactured under license from NMHG, such statement to read as follows:

“Manufactured under license from the NACCO Materials Handling Group and/or Hyster Company, U.S.A. by Shanghai Hyster Fork Lift Company, Ltd., Shanghai, Peoples Republic of China.”

Use by SH of the above statement or any subsequently authorized statement shall apply only to the Licensed Products manufactured by SH which are under complete quality control and which meet the standards of quality specified by NMHG and its subsidiaries, as provided for above in Section XVII.

XVII. DRAWINGS, SPECIFICATIONS AND WRITTEN INFORMATION:

Any and all drawings, blueprints, specifications and other written materials produced by SH or made at the request or direction of SH disclosing Technical Information shall be marked with the following in the English and Chinese languages:

“Notice to persons receiving this information: The technical information disclosed herein is the confidential property of NACCO Materials Handling Group, Inc., Portland, Oregon, U.S.A., and is issued in confidence for engineering information only and may not be reproduced or used to manufacture anything shown, referred to or related to the information hereon without express license from NACCO Materials Handling Group, Inc., or Sumitomo Yale Company, Ltd., or Shanghai Hyster Fork Lift Company, Ltd.”.

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All materials so marked, plus Technical Information made available to SH employees during their training abroad or technical assistance provided by NMHG, are subject to the following conditions:

SH shall treat all Technical Information with the highest degree of secrecy and care and, unless authorized in writing by NMHG, shall maintain the confidentiality of, and not disclose or permit to be disclosed to any third party, any Technical Information. In addition, SH shall disclose Technical Information only to those employees whose duties require such disclosure and shall take all other reasonable precautions to prevent unauthorized disclosure. SH shall cause its officers and directors to comply with the confidentiality obligations set forth herein.

XVIII. DOCUMENTS:

The Parties agree to execute all papers and documents which may be necessary or desirable to record SH as a licensee or user of said Letters Patents, Technical Information, improvements and modifications of Technical Information and related letters patents in the different jurisdictions of the world where such recording is necessary in order to protect the rights of either of the Parties in and to said Letters Patents, Technical Information, improvements and modifications of Technical Information and Letters Patents.

XIX. U.S. EXPORT CONTROL REGULATIONS

SH acknowledges the existence of U.S. laws and regulations relative to Export Control (hereinafter “U.S. Export Control Regulations”). SH hereby agrees to abide by these acts and any amendments and regulations which may be adopted, and to secure compliance with these Export Control Regulations by its suppliers, subcontractors, related companies and sales outlets, with respect to exporting and re-exporting products and/or technical data, information and know-how, and/or patents and trademarks, both directly and indirectly. It is therefore agreed that unless prior authorization from the appropriate governmental agencies and departments of the United States of America is obtained by NMHG at SH’s request, SH will not itself, nor will it require any of its suppliers, subcontractors, related companies and sales outlets, to export or re-export (directly or indirectly) to “The Countries” (see list below) any such products, technical data, patents and trademarks, and/or technical information and know-how furnished to SH by NMHG, or developed by or for SH. “The Countries” shall include, as amended from time to time by the government of the United States of America: Cuba, North Korea, Libya, Iraq, and Iran.

SH agrees that failure to comply with said U.S. Export Control Regulations shall constitute an immediate material breach of the Technology License Agreement by SH.

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XX. INFRINGEMENT OF TRADEMARKS OR LETTERS PATENTS BY THIRD PARTIES:

If SH should become aware of any infringement or alleged infringements in the Territory of any of the Trademarks or Letters Patents, SH shall immediately notify NMHG in writing of the name and address(s) of the infringer(s) or alleged infringer(s) and the acts or alleged acts of infringement of the Trademarks or Letters Patents. NMHG shall have the first right, insofar as it is consistent with the law of the Territory, to bring an infringement legal action(s) against such infringer(s). In the event that NMHG elects to bring such an infringement legal action(s) in its own name, NMHG itself shall bear any and all expenses incurred in carrying out such infringement legal action(s) and shall retain for itself any and all moneys or other benefits derived from such infringement legal action(s).

Should it be legally necessary or desirable for NMHG to join SH as a party plaintiff in an infringement legal action(s) against an infringer(s) or alleged infringer(s) of the Trademarks or Letters Patents, NMHG shall consult with and obtain the approval of SH prior to institution of such infringement legal action(s). In the event that NMHG and SH so agree to bring such an infringement legal action(s) in the joint name of SH and NMHG, the Parties agree that NMHG and SH shall (1) bear equally any and all expenses incurred in carrying out such infringement legal action(s), and (2) share equally any and all moneys or other benefits derived from such infringement legal action(s).

If NMHG elects not to or does not initiate infringement legal proceedings or settlement action within six (6) months after notification from SH of infringement or alleged infringement of the Trademarks or Letters Patents, SH shall have the first right, insofar as is consistent with the law of the Territory, to bring an infringement legal action(s) in its own name against such infringer(s) or alleged infringer(s). In the event that SH elects to initiate infringement legal proceedings in its own name after the expiration of said six (6) month period, the total cost of any such infringement legal action(s) taken by SH in its own name under this Section XX shall be borne solely by SH, and SH shall retain for itself any and all moneys derived from such infringement legal action(s). SH and NMHG shall indemnify and hold each other harmless from any and all damages, costs or expenditures arising directly or indirectly as a result of any infringement legal actions(s) undertaken solely in its own name by SH and NMHG, respectively, under this Section XX.

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If at any time during the term of this Agreement, NMHG or SH shall be unable or unwilling to enforce the Trademark rights or Letters Patents against any alleged infringer(s), SH shall have no damage claim against NMHG.

SH and NMHG hereby agree to keep each other fully informed as to the progress of any infringement legal action(s) under this Section XX brought in the sole name of SH or NMHG, respectively, or in the joint name of SH and NMHG.

NMHG and SH hereby agree to cooperate with each other in the prosecution of any legal infringement action(s) or settlement action(s) undertaken under this section XX and that each will provide the other with all pertinent data in its possession which may be helpful in the prosecution of such action(s). The party bringing and in control of any such infringement action(s) or settlement action(s) under this Section XX shall have the right to dispose of such action(s) in whatever reasonable manner it determines to be in the best interests of this Agreement.

In any infringement legal action(s) or settlement action(s) brought under this Section XX by NMHG or SH, the party not bringing such action(s) shall have the right to be represented at its own expense by its own counsel in the proceedings of such action(s).

NMHG and SH hereby agree to cooperate and confer from time to time as may be necessary and will agree upon a method of procedure for defending any proceedings for the revocation of any of the Trademark registrations or Letters Patents.

XXI. EFFECTIVE DATE:

SH shall secure approval and validation of this Agreement by the Chinese Government authorities under the Administration of Technology Import Regulations of China and shall furnish NMHG evidence of such validation promptly after receiving such from the Chinese Government. The effective date of this Agreement shall be the date of validation thereof by the relevant authority of the Chinese Government.

XXII. TERM:

The term of this Agreement shall commence upon the date on which this agreement is signed, and approved by relevant Chinese Government authorities, if such approval is required for effectiveness, and shall continue in force, unless sooner terminated as provided for in Section XXII, for as long as the Joint Venture Contract, between NMHG, SY, and Shanghai Perfect Jinqiao United Development Corporation, dated                     , 1997 which caused the creation of SH, remains in force and SH remains in existence.

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XXIII. TERMINATION:

(a) Either NMHG or SH shall have the right to terminate this Agreement by written notice of termination if the other shall fail to observe the terms, covenants and conditions hereof and shall fail to cure or substantially cure such default within ninety (90) days after written notice thereof; such termination will take effect immediately upon written notice to the defaulting party after the expiration of said ninety (90) day period.

(b) In the event of bankruptcy, insolvency, or dissolution of NMHG or SH, the other may terminate this Agreement, in its entirety effective immediately by written notice to the bankrupt, insolvent or dissolved party.

(c) NMHG shall have the additional right to terminate this Agreement, upon ninety (90) days written notice to SH, in the event of either of the following events:

(1) exercise of authority by a supervening power of authority or any agency thereof resulting in the expropriation or confiscation of HS’s plants, facilities or assets or the Technical Information and Letters Patents licensed thereunder; and

(2) denial at any time by any government or authority of the right of SH to make remittances as provided for in this Agreement.

(3) The reduction, for any reason, of NMHG’s equity share in SH to less than 51% of the registered capital.

XXIV. EFFECT OF TERMINATION:

Termination of this agreement will extinguish the rights and obligations of the parties, except that termination will not discharge either party from liability for damages incurred or payments due prior to termination, and termination will also not affect the obligations of this Section XXIV , Section VII (b), Section XXV, Section XXXIII, Section XXXIV, Section XXXV, Section XXXVI, or Section XXXVII, all of which will continue in full force and effect.

On the termination or expiration of this Agreement by either party for any reason, SH hereby agrees to furnish NMHG, within thirty (30) days after the date of such termination or expiration, the following information and shall permit NMHG access to the records and facilities of SH during regular working hours to verify such information:

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(a) Full details of all orders for the Licensed Products accepted by SH and not completed with details of the work to be done regarding such orders; and

(b) A statement showing the amounts due to NMHG from SH up to the date of termination or expiration of this Agreement.

SH shall have the right after termination or expiration of this Agreement for any reason except default by SH or the occurrence of the contingencies described in Section XXIV (c), to complete sales of orders of Licensed Products in the Territory accepted but not completed prior to the date of termination or expiration of this Agreement, and to utilize the Trademarks thereon, provided, however, that royalty shall be due and payable on such uncompleted Licensed Products when completed in accordance with the terms and conditions hereof. Except for the completion of said sales orders, (1) SH shall not after termination, utilize any of the Technical Information disclosed to it by NMHG hereunder, nor in any way sell products bearing the Trademarks, or utilize, publish or retain any materials bearing any of the Trademarks licensed under this agreement, nor utilize any trademarks which are, in NMHG’s sole opinion, confusingly similar to the Trademarks, (2) SH’s rights in Technical Information and the Trademarks shall terminate and (3) SH shall immediately return any and all copies of the Technical Information to NMHG (at HS’s expense) and either convey to NMHG (at NMHG’s option and at NMHG’s expense) or destroy any literature, labels, or other materials bearing any of the Trademarks.

Any and all propriety rights in the Letters Patent shall remain exclusively with NMHG and nothing in this Agreement shall be attributed as conferring any proprietary interest other than the license rights granted hereunder in the Letters Patents to SH or to any company, firm or person manufacturing and/or selling the Licensed Products for SH. All rights in Letters Patent shall revert immediately to NMHG upon termination or expiration of this Agreement without action by any of the Parties .

In the event of termination by NMHG of this Agreement resulting from default of any provision hereof by SH or the other contingencies set forth above in Section XXIII (c), SH will not be entitled to complete any of the unfilled sales orders and shall immediately comply with all provisions in the immediately preceding paragraphs of this Section.

Upon termination of this agreement for any reason, NMHG shall have the option to purchase all the production equipment of SH (including but not limited to machinery, jigs, fixtures, dies, models, and similar items) used in the production of the Licensed Products at the lowest of (i) the book value thereof, (ii) the then fair market value thereof or (iii) if applicable, the price at which the liquidation committee proposes to sell

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such facilities. Such option shall be exercised by NMHG or its designees within the 90-day period following such termination by written notice to the SH to that effect, stating the assets it elects to purchase, and the option may be so exercised by NMHG or its designee even though the market value of those plant facilities has not then been determined.

XXV. GOVERNMENT APPROVAL:

SH shall, at its own expense, be responsible for applying for and obtaining any approvals and authorizations relative to this Agreement, including remittances thereunder, from the Chinese Government. SH shall, at its own expense, obtain translations of this Agreement and prepare any documents necessary for such approvals and authorizations of the Chinese Government.

XXVI. DISCLAIMER OF WARRANTY AND PRODUCT LIABILITY:

SH agrees to assume all warranty obligations for the Licensed Products manufactured, used and sold by it hereunder.

SH shall indemnify and hold NMHG harmless against any and all claims by, or liability, obligations, or responsibility of SH or others and consequential damages arising because of or on account of or in any manner arising from or growing out of (a) any negligence, representation, promise, agreement or warranty by SH or its agents, employees, distributors, dealers, representatives, subcontractors, or suppliers relating to the Licensed Products or (b) any claim, suit or demand that the design, manufacture, assembly, use, sale, delivery or repair of a Licensed Product resulted in injury to person or damage to property.

SH shall not be liable to NMHG for injury to, or death of, any employee, agent or other representative of NHMG or damage to property of any such persons occurring upon SH’s premises or in connection with the provision of technical assistance and training referred to in Section X of this Agreement, absent any willful misconduct or gross negligence on the part of SH or its employees, representatives or agents.

SH hereby releases NMHG from liability or responsibility for injury to, or death of, any employee, agent or other representative of SH or any damage or liability to SH’s properties caused by NMHG’s representatives on an authorized visit to a facility of SH, other than damage or liability caused by the willful misconduct of such representatives.

NMHG shall not be liable for injury to, or death of any employee, agent of representative of SH or damage to the property of any such persons occurring upon NMHG’s premises or in connection with the provision of technical assistance and training referred to in Section X of this Agreement, absent any willful misconduct or

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gross negligence on the part of NMHG or its employees, representatives or agents. NHMG hereby releases SH from liability or responsibility to NMHG for injury to, or death of any employee, agent or representative of NMHG or any damage or liability to NMHG’s properties caused by SH’s representatives on an authorized visit to NMHG’s facilities, other than damage or liability caused by the willful misconduct of such representatives.

SH shall obtain and maintain during the term of this Agreement, at its own expense, product liability insurance providing protection applicable to any claims, liabilities, damages, costs or expenses arising out of any defects or alleged defects in the Licensed Products, in amounts determined by the Board of Directors. Such insurance shall include coverage of NMHG its directors, officers, agents, employees and assignees.

XXVII. REPARATION SALES:

SH hereby agrees to promptly notify NMHG of any reparation sales or deliveries of the Licensed Products made by or for the Chinese Government to countries outside the Territory. The Parties hereby agree that any and all such reparation sales or deliveries are deemed sales within the Territory and subject to the royalty provision of Section III, paragraph (b) above.

XXVIII. ASSIGNMENT:

SH shall have the right to assign its rights under this Agreement related to the Technical Information or the Letters Parents only with the prior written approval of NMHG.

NMHG shall have the right to assign its rights and obligations under this Agreement to its parent company or any of its subsidiaries or to any successor and assigns of all or substantially all of its industrial truck business, provided, however, that any and all rights of SH under this Agreement shall not be affected or impaired by such assignment of NMHG’s rights.

XXIX. INTERPRETATION OF AGREEMENT:

This Agreement has been written in the English language, but in the event it is also written in the Chinese or another language and there are differences from the English text, the English text will govern and the Chinese text shall be for reference.

XXX. ENTIRE AGREEMENT:

The terms and provision herein contained constitute the entire agreement between the Parties as to the granting of license rights by NMHG to SH under the Trademarks, Letters Patents and Technical Information. This Agreement shall supersede all previous communications, either oral or written, between the Parties with respect to the subject matter hereof. This agreement may be not be amended except by the agreement of both Parties in writing and signed by a duly authorized officer or representative, and approved by relevant Chinese Government authorities, if such approval is then required by law.

XXXI. NON-WAIVER OF RIGHTS:

Failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto or failure to exercise any election provided for herein, shall in no way be considered a waiver of such provisions, rights, or elections or in any way to affect the validity of this Agreement. The failure by any of the Parties to enforce any of said provisions, rights or elections shall not preclude or prejudice such party from later enforcing or exercising the same or any other provisions, rights, or elections which it may have under this Agreement.

XXXII. COUNTERPARTS:

This Agreement is executed in six copies, three each in English and Chinese, one set of each language originals being provided to each party. Each of which signed copies shall be deemed to be an original, all of which shall constitute one and the same agreement.

XXXIII. DISCLAIMER OF AGENCY:

This Agreement shall not constitute SH as a legal representative or agent of NMHG, nor shall SH have the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied against or in the name of or on behalf of NMHG.

XXXIV. RESOLUTION OF DISPUTES, ARBITRATION:

Any dispute arising from the execution of, or in connection with this Agreement which is not settled through consultation between the parties within 30 days from the date that either party informs the other in writing that such dispute or disagreement exists may be submitted by either party to binding arbitration under the “Rules of the Arbitration Institute of the Stockholm Chamber of Commerce”, by three arbitrators. Unless all parties agree otherwise, the arbitration shall be conducted in Stockholm, Sweden before the Arbitration Institute Of The Stockholm Chamber Of Commerce and the language of the arbitration proceedings shall be English. Each Party shall appoint one arbitrator, which two arbitrators shall appoint a third arbitrator. The chairman of the arbitral tribunal shall not have the nationality of any party. The decision of the arbitrators shall be final and binding on the parties, and shall be enforceable in any court with jurisdiction over the party against whom the award has been rendered or where assets of that party are located The award of costs shall include reasonable attorney’s fees. During the arbitration process, the Agreement shall be executed continuously by the Parties except for the matters in dispute. The Parties shall continue to exercising their remaining rights and perform their remaining responsibilities in matters which are not in dispute.

XXXV. LIABILITIES UNDER THE AGREEMENT:

Termination of the Agreement or any rights conveyed hereunder for any cause shall not relieve either Party from its obligations to pay the other Party all compensation which shall have accrued prior to such termination pursuant to the provisions of this Agreement or release any of the Parties from any obligations which may have been incurred prior to such termination as a result of operations conducted under this Agreement. This clause shall not be construed to prevent or limit any award for damages consequent upon a breach of this Agreement.

XXXVI. FORCE MAJEURE

Should either party be prevented from performing or be delayed in performing its obligations under this Agreement due to force majeure, including but not limited to earthquake, typhoon, fire, flood, civil unrest, war, or other events the occurrence of which could not reasonably be predicted and the consequences of which could not reasonably be prevented or avoided, the prevented party shall notify the other party in writing as soon as possible and shall within fifteen (15) days thereafter provide detailed information of the events, including notarized documentation, giving full explanation of the party’s inability to perform or delay in performing this Agreement in whole or in part.

If performance of the Agreement cannot be resumed within one hundred eighty (180) days from the giving of written notice, the parties shall through consultation decide whether to terminate the Agreement or to exempt that part of the contract’s obligation from performance or whether to delay performance of the contract according to the effects of the events on such performance. If no agreement can be reached, this Agreement shall terminate under the provisions of Section XXIII. No party shall claim against the other party for compensation for losses caused by force majeure. All parties, however, agree to take all reasonable measures to mitigate losses to other parties, caused by the affected party’s inability to perform due to force majeure. Failure to take such measures will subject the party to liability for damages caused to other parties by failure to mitigate.

XXXVII. GOVERNING LAW

The formation of this Agreement, its validity, interpretation and execution and the settlement of disputes shall be governed by the relevant laws of the State of Oregon, USA, applicable to contracts made and to be performed in Oregon.

XXXVIII. NOTICES:

All notices for all purposes under this Agreement shall be deemed to have been sufficiently addressed when, if given to NMHG, addressed to:

Office of the General Counsel

NACCO Materials Handling Group, Inc.

650 N.E. Holladay Street

Portland, Oregon 97208

United States of America

and when, if given to SH, addressed to:

General Manager

Shanghai Hyster Fork Lift Truck Company, Ltd.

Site Number 76, Jinqiao Export Processing Zone,

Pudong New Area, Shanghai, (Zip Code?)

People’s Republic of China.

and if sent by registered airmail with return receipt requested, or by DHL or Federal Express. The date of posting the notice shall be deemed to be the date on which such notice or request has been given or served. The Parties may give written notice of change of address and, after notice of such change has been received, any notice or request shall thereafter be given to such party as above provided at such changed address.

XXXIX. SIGNATURES:

IN WITNESS WHEREOF, each of the Parties has duly executed this agreement as of the day and year first above written in Shanghai, People’s Republic of China:

For SHANGHAI HYSTER FORKLIFT TRUCK COMPANY, LTD., BY:

Bruce Flood, General Manager

For NACCO MATERIALS HANDLING GROUP, INC., BY:

Reginald R. Eklund, President and CEO

ANNEX A: LICENSED PRODUCTS

Hyster Model Numbers:

H2.00DX FEG-LEV	H2.50DX FEG-LEV	H3.00DX F2G-LEV
H2.00DX FEG-MON	H2.50DX FEG-MON	H3.00DX F2G-MON
H2.00DX FEG-MT	H2.50DX FEG-MT	H3.00DX F2G-MT
H2.00DX FEL-LEV	H2.50DX FEL-LEV	H3.00DX F2L-LEV
H2.00DX FEL-MON	H2.50DX FEL-MON	H3.00DX F2L-MON
H2.00DX FEL-MT	H2.50DX FEL-MT	H3.00DX F2L-MT
H2.00DX F2G-LEV	H2.50DX F2G-LEV	H3.00DX HA-LEV
H2.00DX F2G-MON	H2.50DX F2G-MON	H3.00DX HA-MON
H2.00DX F2G-MT	H2.50DX F2G-MT	H3.00DX HA-MT
H2.00DX F2L-LEV	H2.50DX F2L-LEV	H8.00XL
H2.00DX F2L-MON	H2.50DX F2L-MON	H12.00XL
H2.00DX F2L-MT	H2.50DX F2L-MT	H13.00XL
H2.00DX XA-LEV	H2.50DX XA-LEV	H16.00XL
H2.00DX XA-MON	H2.50DX XA-MON	H12.00XL-12EC
H2.00DX XA-MT	H2.50DX XA-MT	H16.00XM-12EC
H2.00DX HA-LEV	H2.50DX HA-LEV	H18.00XM-12EC
H2.00DX HA-MON	H2.50DX HA-MON
H2.00DX HA-MT	H2.50DX HA-MT

ANNEX B: LICENSED TRADEMARKS:

“HYSTER” (registered in China in Class 8, Registration no. 156309)

EXHIBIT “B”

SALES AND SUPPLY AGREEMENT

This AGREEMENT is made this                             day of             , 19        , between NACCO Materials Handling Group, Inc. a corporation organized and existing under the laws of the State of Delaware, United States of America, and having its principal place of business at 2701 NW Vaughn St. Suite 900, Portland, Oregon, 97210, United States of Americas (hereafter called “NMHG”) and Shanghai Hyster Forklift Company, Ltd., a company organized and existing under the laws of People’s Republic of China and having its principal place of business at Site Number 76, Jinqiao Export Processing Zone, Pudong New Area, Shanghai, People’s Republic of China (hereafter called “SH”).

WITNESSETH:

WHEREAS, NMHG manufactures gasoline, diesel, LPG and electric powered industrial trucks in the United States of America, United Kingdom, the Netherlands, and certain other countries of the world under various patents and patent applications and sells such industrial trucks throughout the world under certain trademarks, including “HYSTER”;

WHEREAS, SH is a joint venture company organized to manufacture and sell industrial trucks of NMHG design in China by NMHG and Sumitomo Yale Company Ltd., a company organized and existing under the laws of Japan and having its principal place of business at 2-75 Daitoh-Cho, Obu-Shi, Aichi-Ken, 474, Japan (hereafter called “S-Y”) and Shanghai Perfect Jinqiao United Development Co. Ltd., a company organized and existing under the laws of People’s Republic of China and having its principal place of business at (hereafter called SPJUDC) and 190 Yuan Shen Lu, Pudong New Area, Shanghai

WHEREAS, SH desires to acquire from NMHG and NMHG is willing to sell to SH, product kits, component parts and spare parts necessary to (1) manufacture, have manufactured, or assemble industrial trucks of NMHG design in China and (2) provide aftermarket support to said industrial trucks through the sale of service parts.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

I. DEFINITIONS:

(a) “Product Kits” as used herein shall mean a group of component parts or sub-assemblies necessary to assemble and manufacture industrial trucks, packaged in units where parts for one truck is contained in a single kit.

(b) “Component Parts” as used herein shall mean any part or sub-assembly necessary to assemble or manufacture industrial trucks.

(c) “Standard Cost” as used herein shall mean the ex-works cost of the supplying NMHG manufacturing facility. The components of standard costs shall be as follows:

(1) “Material Cost” as defined as the purchased raw material and parts by the NMHG facility, including inbound freight, duties, insurance and other landing costs.

(2) “Direct Labor Cost” as defined as the labor salary, employee benefits, employment taxes, and other company financial commitments necessary to employ workers who directly manufacture, assemble, doll-up and finish industrial trucks, sub-assemblies, and component parts. For products purchased from NMHG, the direct labor necessary to assemble component parts and sub-assemblies into unit kits will not be included in that kit’s standard cost.

(3) “Factory Overhead Expense” defined as the aggregate sums of all expenses incurred within the manufacturing facility with the exception those expenses defined as material costs and direct labor expenses. These expenses are allocated to the product based on production hours with the allocation rate determined by the plant’s practical capacity. It is reasonable to expect that not all factory expenses will be allocated to product cost, thus leaving manufacturing variances. For product purchased from NMHG, factory overhead expense

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necessary to assemble component parts and sub-assemblies in to product kits shall not be included in that kit’s standard cost.

(d) “Transfer Price Markup” as used herein shall mean the percentage applied to the aggregate of material cost, standard direct labor expense and standard factory overhead expense for the purpose of determining that product’s transfer price.

II. AGREEMENT TO SELL

NMHG hereby agrees to sell to SH, subject to the terms and conditions set forth hereinafter:

(a) Kits and component parts for manufacture of industrial trucks based on the selling price of standard cost (material cost, plus standard direct labor expense, plus standard factory overhead expense) plus fifteen percent (15%) transfer price markup.

(b) Service parts for aftermarket support industrial trucks sold by SH based on the selling price of standard cost (material cost only for parts purchased by NMHG or material cost, plus standard direct labor expense, plus direct factory overhead expense for parts manufactured by NMHG) plus twenty-three percent (23%) transfer price markup.

These products will be sold by NMHG based on ex-works and with the freight, insurance, duty, tax and other associate cost paid by SH.

NMHG will inform SH no less than seventy-five (75) days prior to the end of each calendar year of any change to the product standard cost for the following calendar year.

III. METHOD OF PAYMENT

The amounts due NMHG as set forth above in Section II for purchase of product kits, component parts or service parts shall become due and payable within ninety (90) days following the invoice date for each sale to SH. The invoice date will approximate the date the product is shipped ex-works.

Upon termination of this Agreement for any reason whatsoever, any unpaid invoiced amount(s) shall accrue and become immediately due and payable to NMHG. All sums and amounts due and payable to NMHG under Section Ill above shall be payable to NMHG in the currency of manufacturer converted from Chinese RMB at the lawful exchange rate of an authorized foreign exchange bank in China most favorable to NMHG prevailing on the date when payment of such sums and/or percentage amounts is made.

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IV. RECORD KEEPING AND REPORTS:

SH shall keep complete and accurate records and books relating to the purchase of said product. NMHG, through its respective representatives and employees, shall have the right to inspect and audit such records and books for the purpose of determining the sufficiency and accuracy thereof and the correctness of any payments made thereunder.

Each sale shall be deemed made when invoiced by NMHG.

V. COMPONENTS AND SUBASSEMBLIES:

NMHG shall, to the best of its ability and capacity, sell and supply to SH parts, components, subassemblies, accessories and attachments when requested by SH. NMHG will not ship product to SH until an import license has been granted to SH for the said product.

VI. TERM:

The term of this Agreement shall commence upon the effective date of this Agreement and shall continue in force, unless sooner terminated as provided for in Section VII for a period ending December 31, 1999, and shall be renewable upon consultation by the parties hereto, for a term to be agreed upon, subject to the approval and validation of the Chinese Government. Such consultation should be complete no less than thirty (30) days prior to the expiration of this agreement. Should one of the parties desire to make changes to the language of this agreement as a condition of its renewal, it should notify the other party no less than seventy-five (75) days prior to the expiration of this agreement.

VII. TERMINATION:

NMHG or SH shall have the right to terminate this Agreement by written notice of termination if the other shall fail to observe the terms, covenants and conditions hereof and shall fail to cure or substantially cure such default within ninety (90) days after written notice thereof; such termination will take effect immediately upon written notice to the defaulting party after the expiration of said ninety (90) day period.

In the event of bankruptcy, insolvency, or dissolution of NMHG or SH, the other may terminate this Agreement in its entirety effective immediately by written notice to the bankrupt, insolvent or dissolved party.

NMHG shall have the right to terminate this Agreement, upon ninety (90) days written notice to SH, in the event of denial at any time by any government or authority of the right of SH to make remittances as provided for in this Agreement.

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VIII. INTERPRETATION OF AGREEMENT:

This Agreement has been written in the English language, but in the event it is also written in the Chinese or another language and there are differences from the English text, the English text will govern.

IN WITNESS WHEREOF, each of the parties has duly executed this agreement as of the day and year first above written.

For SHANGHAI HYSTER FORKLIFT COMPANY, LIMITED, BY:

Bruce Flood, General Manager

For NACCO MATERIALS HANDLING GROUP, INC., BY:

Reginald R. Eklund, President and CEO

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Exhibit “C”

SHANGHAI HYSTER FORKLIFT CO., LTD. EXPORT GUIDING PRINCIPLES

NACCO Materials Handling Group (NMHG) and Sumitomo Yale (S-Y) will support the Joint Venture’s efforts to reach the export target outlined in the feasibility study by doing the following:

•

Provided that product quality, cost and reliability of supply are competitive with other world-wide sources, NMHG and/or S-Y will make best efforts to purchase component parts from Hyster Shanghai (HS) for manufacture in NMHG and/or S-Y products.

•

Provided that product quality and cost is to NMHG/S-Y standards, and that the HS product does not directly compete with product manufactured by NMHG/S-Y in the marketplace, and that the HS product has demonstrated adequate customer acceptance in the foreign markets, NMHG/S-Y will make available its sales channels for HS industrial trucks.

•	In the event that NMHG/S-Y will market HS industrial trucks in the worldwide markets, NMHG/S-Y will assume all necessary advertising and promotion expenses.

•	Terms and transfer price for export component parts will be the same as those outlined in any Sales and Supply Agreement then in force between HS and NMHG.

•	Terms and transfer price for complete industrial trucks will be based on the selling price of said product in the export market.

•	All product exported from HS will be to NMHG/S-Y.

•	It is acceptable to NMHG/S-Y for-HS to make domestic sales for use abroad, so long as the product is not resold abroad.